                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                 by and between

                                RUGBY USA, INC.,

                                      and

                                PII THIRD, INC.

                                     as of

                                 July 17, 1998

                               TABLE OF CONTENTS
                               -----------------

                                                                       Page
1.    DEFINITIONS......................................................   1

2.    SALE AND PURCHASE; CLOSING.......................................  11
           (a)  Sale and Purchase......................................  11
           (b)  Preliminary Purchase Price.............................  11
           (c)  Closing................................................  12
           (d)  Closing Obligations....................................  12
           (e)  Adjustment of Preliminary Purchase Price...............  13

3.    REPRESENTATIONS AND WARRANTIES OF THE SELLER.....................  17
           (a)  Organization and Power.................................  17
           (b)  Authorization..........................................  17
           (c)  Absence of Conflicts...................................  17
           (d)  Shares.................................................  17
           (e)  Brokerage..............................................  18

4.    REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY............  18
           (a)  Organization and Standing..............................  18
           (b)  Capitalization.........................................  18
           (c)  Absence of Conflicts...................................  19
           (d)  Financial Statements...................................  19
           (e)  Books and Records......................................  20
           (f)  Accounts Receivable....................................  20
           (g)  Inventory..............................................  20
           (h)  Absence of Undisclosed Liabilities.....................  21
           (i)  Absence of Changes.....................................  21
           (j)  Real Property..........................................  24
           (k)  Personal Property......................................  24
           (l)  Material Contracts.....................................  25
           (m)  Proprietary Rights.....................................  27
           (n)  Litigation.............................................  27
           (o)  Compliance with Laws...................................  27
           (p)  Environmental Compliance and Other Permits and
                 Licenses..............................................  27
           (q)  Employee Benefits......................................  28
           (r)  Tax Matters............................................  30
           (s)  Certain Proceedings....................................  32
           (t)  Brokerage..............................................  32
           (u)  Sales and Purchase Order Backlog.......................  32
           (v)  Certain Interests......................................  32
           (w)  Governmental Consents and Approvals....................  33

          (x)   Assets.................................................  33
          (y)   Customers..............................................  33
          (z)   Suppliers..............................................  34
          (aa)  Labor Matters..........................................  34
          (bb)  Key Employees..........................................  35
          (cc)  Insurance..............................................  35
          (dd)  Product and Service Warranties.........................  36
          (ee)  Full Disclosure........................................  36
          (ff)  Disclaimer of Other Representations and Warranties.....  36

5.    REPRESENTATIONS AND WARRANTIES OF THE BUYER......................  36
          (a)   Organization and Power.................................  37
          (b)   Authorization..........................................  37
          (c)   Absence of Conflicts...................................  37
          (d)   Brokerage..............................................  37
          (e)   Investment.............................................  37
          (f)   Finance Letters........................................  37
          (g)   Certain Proceedings....................................  37

6.    COVENANTS OF THE SELLER BEFORE THE CLOSING DATE..................  38
          (a)   Access and Investigation...............................  38
          (b)   Operation of the Company's Business....................  38
          (c)   Required Approvals.....................................  38
          (d)   No Solicitation or Negotiation.........................  39
          (e)   Preparation and Filing of Tax Returns; Payment of
                 Taxes.................................................  39
          (f)   Notification of Tax Proceedings........................  39
          (h)   Notice of Developments.................................  40

7.    COVENANTS OF THE BUYER BEFORE THE CLOSING DATE...................  40

8.    CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS.................  41

9.    ADDITIONAL CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS......  42

10.   CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS..................  43

11.   TERMINATION......................................................  44
          (a)   Termination Events.....................................  44
          (b)   Effect of Termination..................................  44

12.   INDEMNIFICATION..................................................  45
          (a)   Survival of Representations and Warranties.............  45
          (b)   Indemnification by the Seller..........................  45
          (c)   Limits on Indemnification..............................  47

          (d)   Tax Matters.........................................   47
          (e)   Indemnification by the Buyer........................  .47
          (f)   Tax Effects of Indemnification on Payment...........   49
          (g)   Insurance Coverage..................................   49
          (h)   Sole Remedy.........................................   49
          (i)   Characterization of Indemnification Payments........   49

13.   GUARANTY OF AEROQUIP PERFORMANCE..............................   50

14.   TAX MATTERS...................................................   52
          (a)   Allocation of Liability for Taxes...................   52
          (b)   Proration of Taxes..................................   53
          (c)   Refunds of Taxes; Amended Returns; Carryovers.......   53
          (d)   Preparation and Filing of Tax Returns...............   54
          (e)   Tax Controversies; Assistance and Cooperation.......   55
          (f)   Termination of Tax Allocation Agreements............   57
          (g)   Election Under Section 338(h)(10)...................   57

15.   COSTS AND EXPENSES............................................   58
          (a)   Costs and Expenses of the Seller....................   58
          (B)   Costs and Expenses of the Buyer.....................   58

16.   FURTHER ASSURANCES............................................   58

17.   MISCELLANEOUS.................................................   59
          (a)   Release of Indemnity Obligations....................   59
          (b)   Payment of Transaction Induced Payments.............   59
          (c)   Preparation of Financial Statements.................   59
          (d)   Press Releases and Public Announcements.............   59
          (e)   Notices.............................................   59
          (f)   No Third Party Beneficiaries; Successors and Assigns   61
          (g)   Counterparts........................................   61
          (h)   Governing Law.......................................   61
          (i)   Severability........................................   61
          (j)   Headings............................................   62
          (k)   Construction........................................   62
          (l)   Waiver..............................................   62
          (m)   Amendment...........................................   62
          (n)   Pronouns............................................   62
          (o)   Entire Agreement....................................   62
          (p)   Incorporation of Disclosure Schedule and Exhibits...   62
          (q)   Rugby Covenant......................................   62
          (r)   Enforcement.........................................   63

EXHIBITS

Exhibit 2(d)(iv)   Form of Distributor Agreements
Exhibit 8(a)       Form of Updated Finance Letter
Exhibit 8(b)       Form of Acceptance Letter
Exhibit 10(j)      Terms and Conditions of Non-Competition Agreement
                    (The Rugby Group plc)
Exhibit 10(k)      Form of Non-Competition Agreement (James P. Tees, Douglas G.
                     McDonald, Robert H. Stevenson and Patrick H. Peyton)

                           STOCK PURCHASE AGREEMENT
                           ------------------------

     This Stock Purchase Agreement (the "Agreement") is entered into as of July
                                         ---------
17, 1998, by and between Rugby USA, Inc., a Georgia corporation (the "Seller"),
                                                                      ------
and PII Third, Inc., a Delaware corporation (the "Buyer").
                                                  -----

                                   RECITALS

A.   Pioneer Plastics Corporation (the "Company")is a wholly-owned subsidiary of
                                        -------
the Seller.

B. The Seller desires to sell to the Buyer, and the Buyer desires to acquire from the Seller, all of the issued and outstanding shares of capital stock of the Company for the consideration and on the terms and conditions set forth in this Agreement.

C. The Rugby Group plc ("Rugby"), the indirect parent company of the Seller, desires that the aforesaid sale be consummated on the terms and conditions set forth in this Agreement and in connection therewith Rugby acknowledges that its non-competition covenant to the Buyer, as provided for in Section 10, is an essential element of the aforesaid sale and but for the agreement of Rugby to comply with this covenant the Buyer would not have entered into this Agreement.

                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

1.   DEFINITIONS

     For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.

     "ACCEPTANCE LETTER" has the meaning set forth in Section 8.

     "ACQUISITION DOCUMENTS" has the meaning set forth in Section 11(a).

     "AEROQUIP" means together Aeroquip Corporation and Aeroquip-Vickers, Inc.

     "AEROQUIP AGREEMENTS" means those agreements and documents set forth on
Schedule 1.

     "AEROQUIP CLAIMS" means those Environmental Claims for which, after the Closing, the Company is entitled to indemnification by Aeroquip pursuant to the Aeroquip Agreements.

     "ACTION" means any claim, action, suit, arbitration, inquiry, proceeding, hearing or investigation by or before any Governmental Body.

     "ADVERSE CONSEQUENCES" means all Actions, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, Taxes, Encumbrances, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

     "AFFILIATE" means any Person that directly or indirectly owns or controls, is owned or controlled by or is under common ownership or control with the Person in question.

     "AGREEMENT" has the meaning set forth in the first paragraph of this Agreement.

     "ALLOCATION ARBITER" has the meaning set forth in Section 14(g)(iii).

     "ASSETS" has the meaning set forth in Section 4(x)(i).

     "BUSINESS" means, collectively, the high pressure decorative laminating business, the low pressure laminates business, the specialty resin business and the saturated papers business (including the manufacture, distribution, marketing and sale of related products) and all other business which prior to the date hereof has been conducted by the Company.

     "BUSINESS DAY" means any day on which commercial banks are open for business in the City of New York.

     "BUYER" has the meaning set forth in the first paragraph of this Agreement.

     "BUYER GROUP" has the meaning set forth in Section 2(e)(v)(F)(1).

     "BUYER INDEMNIFIED PARTY" has the meaning set forth in Section 12(b)(i).

     "BUYER'S ACCOUNTANTS" means Ernst & Young LLP or such other independent accounting firm of international reputation as the Buyer may select.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof.

     "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System, as updated through the date hereof.

     "CLOSING" has the meaning set forth in Section 2(c).

     "CLOSING DATE" has the meaning set forth in Section 2(c).

     "CLOSING NET OPERATING ASSETS" means the Net Operating Assets of the Company as of the Closing Date based on the Closing Net Operating Assets Statement.

     "CLOSING NET OPERATING ASSETS STATEMENT" means the Net Operating Assets of the Company as of the Closing Date has the meaning set forth in Section 2(e).

     "COMPANY" has the meaning set forth in the recitals of this Agreement.

     "COMPANY EMPLOYEE BENEFIT PLANS" has the meaning set forth in Section 4(q)(i).

     "CONFIDENTIALITY AGREEMENT" means the confidentiality letter agreement by and between Genstar Capital LLC and Rugby, dated April 21, 1998.

     "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement.

     "DEVIATION DETERMINATION" has the meaning set forth in Section 8.

     "DISCLOSURE SCHEDULE" has the meaning set forth in Section 4.

     "DISTRIBUTOR AGREEMENTS" has the meaning set forth in Section 2(d)(ii)(D).

     "EARN-OUT AMOUNT" has the meaning set forth in Section 2(e)(v)(B).

     "EBITDA" has the meaning set forth in Section 2(e)(v)(F)(2).

     "EBITDA STATEMENT" has the meaning set forth in Section 2(e)(v)(A).

     "EMPLOYEE BENEFIT PLAN" means an Employee Pension Benefit Plan, an Employee Welfare Benefit Plan or any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, health, cafeteria, flexible benefit, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, savings, deferred compensation, consulting, severance pay or termination pay, vacation pay, life insurance, welfare or other employee benefit or fringe benefit plan, program or arrangement.

     "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Section 3(2).

     "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Section 3(1).

     "ENCUMBRANCE" means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

     "ENVIRONMENT" means surface waters, groundwaters, soil, subsurface strata and ambient air.

     "ENVIRONMENTAL CAP" has the meaning set forth in Section 12(c).

     "ENVIRONMENTAL CLAIMS" means any and all written and, to the Seller's Knowledge, oral administrative, regulatory or judicial actions, suits, causes of action, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent or settlement agreements relating in any way to any Environmental Law or any Environmental Permit (hereinafter "Claims"), including (a) any and all Claims or directions by
                     ------
Governmental Bodies for enforcement, investigation, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person (excluding any current or former employee of the Company) seeking damages (including natural resource damages), contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to the Environment.

     "ENVIRONMENTAL LAWS" means any Law, in effect as of the date hereof, and any applicable judicial or administrative interpretation thereof, including any applicable written judicial or administrative order, consent decree or judgment, relating to the Environment or Hazardous Materials, including the CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. (S)(S) 6901 et seq.; the
                                                              -- ---
Hazardous Materials Transportation Act, 49 U.S.C. (S)(S) 6901 et seq.; the Clean
                                                              -- ---
Water Act, 33 U.S.C. (S)(S) 1251 et seq.; the Toxic Substances Control Act, 15
                                 -- ---
U.S.C. (S)(S) 2601 et seq.; the Clean Air Act, 42 U.S.C. (S)(S) 7401 et seq.;
                   -- ---                                            -- ---
the Safe Drinking Water Act, 42 U.S.C. (S)(S) 300f et seq.; the Atomic Energy
                                                   -- ---
Act, 42 U.S.C. (S)(S) 2011 et seq.; the Federal Insecticide, Fungicide and
                           -- ---
Rodenticide Act, 7 U.S.C. (S)(S) 136 et seq.; and analogous Laws.
                                     -- ---

     "ENVIRONMENTAL PERMITS" means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law and regulations and roles issued pursuant thereto.

     "ERISA AFFILIATE" means any person (as defined in Section 3(9) of ERISA) that together with the Company (or any person whose liabilities the Company has assumed or is otherwise subject to) would be treated as a single employer under
Section 4001(b) of ERISA or would be aggregated with the Company under Sections 414(b), (c), (m) or (o) of the U.S. Code.

     "ESTIMATED NET OPERATING ASSETS" means the estimated Net Operating Assets of the Company as of the Closing Date based on the Estimated Net Operating Assets Statement.

     "ESTIMATED NET OPERATING ASSETS STATEMENT SHEET" has the meaning set forth in Section 2(e)(i).

     "ESTIMATED PURCHASE PRICE" means the Preliminary Purchase Price plus the Estimated Net Operating Assets less the Threshold Amount.

     "FINANCE LETTERS" means the letter, dated June 15, 1998, from Credit Suisse First Boston Corporation and the letters, dated June 16, 1998, from Donaldson, Lufkin & Jenrette Securities Corporation.

     "FINANCIAL STATEMENTS" has the meaning set forth in Section 4(d)(i).

     "GAAP" means the United States generally accepted accounting principles in effect from time to time.

     "GENERAL CAP" has the meaning set forth in Section 12(c).

     "GILLINGHAM" has the meaning set forth in Section 17(q)

     "GOVERMENTAL BODY" means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, subdivision, official or entity and any court or other tribunal);
(d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

     "GOVERNMENTAL ORDER" means any written order, writ, judgment, decree, stipulation, determination or award enforced by or with any Governmental Body.

     "HAZARDOUS MATERIALS" means (a) petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas, and (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar import, under any applicable Environmental Law.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law and regulations and rules issued pursuant thereto.

     "INCLUDING" means "including, but not limited to" and "including, without limitation."

     "INDEBTEDNESS" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

     "INDEMNIFIED PARTY" means a Buyer Indemnified Party or a Seller Indemnified Party as the particular context requires.

     "INDEPENDENT ACCOUNTING FIRM" has the meaning set forth in section 2(e)(iii)(2).

     "INVENTORIES" means all inventory, merchandise, finished goods and raw materials, packaging, supplies and other personal property related to the Business maintained, held or shared by or to the Company on the Closing Date and any prepaid deposits by the same.

     "IRS" means the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of Treasury.

     "JUNE MANAGEMENT ACCOUNTS" has the meaning set forth in Section 4(d)(i).

     "KNOWLEDGE" A Person shall be deemed to have "Knowledge" of a particular fact or other matter if such Person is actually aware of such fact or other matter after reasonable investigation or, in the case of the Seller's representations and warranties in Section 4, if any one or more of the individuals set forth on Schedule 2, without undertaking any investigation, is actually aware of such fact or other matter.

     "LAWS" means all applicable statutes, ordinances, rules, regulations, decrees and orders, as amended as of the date hereof, of all federal, state, county, municipal, local and special purpose district authorities.

     "LEASE" has the meaning set forth in Section 4(l)(i).

     "LEASED REAL PROPERTY" has the meaning set forth in Section 4(j)(ii).

     "LIABILITIES" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental
Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

     "LOSS" has the meaning set forth in Section 12(b)(i).

     "MATERIAL ADVERSE EFFECT" means any circumstance, change in, or effect on the Business or the Company that, individually or in the aggregate with any other circumstances: (a) is, or could be, materially adverse to the Business, operations, Assets or Liabilities, employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Company; or (b) could materially adversely affect the ability of the Buyer or the Company to operate or conduct the Business in the manner in which it is currently operated or conducted by the Company.

     "MATERIAL CONTRACTS" has the meaning set forth in Section 4(1)(i).

     "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Section 3(37).

     "NET OPERATING ASSETS" has the meaning set forth in Schedule 3.

     "NET OPERATING ASSETS INSTRUCTIONS" means the instructions set forth in
Schedule 3.

     "NON-COMPETITION AGREEMENT" has the meaning set forth in Section 2(d)(iv).

     "OFF-SITE ENVIRONMENTAL MATTERS" means any lawsuit, action, cause of action, claim (including Environmental Claims), charge, complaint, liability or obligation asserted against the Company by a Governmental Body or a private party which is the result of or relates in any manner to the transportation for disposal or disposal of Hazardous Materials and non-hazardous solid waste, prior to the Closing Date by any means and by any party from any Real Property or any real property previously owned or operated by the Company or any Affiliate (directly or indirectly) at real property not owned or leased by the Company. Off-Site Environmental Matters shall include lawsuits and claims by any Governmental Body or private party under any statutory or common law or regulation (including CERCLA or any similar Laws, rules or regulation of any federal, state or local government, or the laws, rules and regulations of another country) regarding the cleanup or remediation of Hazardous Materials at or emanating from real property not owned or leased by the Company, or regarding personal injury or damages to natural resources, real property or personal property as a result of the presence of Hazardous Materials at or emanating from real property not owned or leased by the Company.

     "ORDINARY COURSE OF BUSINESS" means as to any Person the ordinary course of business consistent with the past practices of such Person (including with respect to quantity and frequency) in the normal day-to-day operations of such Person.

     "OWNED REAL PROPERTY" has the meaning set forth in Section 4(j)(i).

     "PANOLAM GROUP" has the meaning set forth in Section 2(e)(v)(F)(1).

     "PAYABLE TO PARENT ACCOUNT" means the account which includes such items cash advances, cash receipts, accruals for management fees, income taxes, accrued interest and other items that have been posted by the Company to such account during the fiscal year ended December 26, 1997, and subsequent thereto as those items relate solely to the Seller.

     "PERMITS" has the meaning set forth in Section 4(p)(i).

     "PERSON" means any individual, partnership, limited liability company, corporation, association, joint stock company, estate, trust, joint venture, organization, labor union or other entity or Governmental Body.

     "POMONA LICENSE" has the meaning set forth in Section 2(d)(ii)(e).

     "POST-CLOSING PERIOD" means with respect to the Company any Tax Period commencing after the Closing Date and the portion of any Straddle Period commencing after the Closing Date.

     "PRE-CLOSING EMPLOYEE CLAIMS" means all liabilities in connection with claims incurred prior to the Closing Date by employees of the Company under the Seller's or any of the Seller's Affiliates' employee welfare benefit plans (as defined in Section 3(1) of ERISA).

     "PRE-CLOSING PERIOD" means with respect to the Company any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

     "PRE-CLOSING WAGE CLAIMS" means all wages and salary earned by employees of the Company prior to the Closing Date including pro rata portions of the Company's 1998 bonus plan (such pro rata portions being determined on the quotient of the number of days prior to the Closing and 365).

     "PREDECESSOR" means a predecessor in interest to the Business as conducted on the Real Property.

     "PRELIMINARY PURCHASE PRICE" has the meaning set forth in Section 2(b).

     "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, administrative, criminal, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "PROMPT NOTICE" has the meaning set forth in Section 17(d).

     "PROPRIETARY RIGHTS" has the meaning set forth in Section 4(m).

     "PURCHASE PRICE" has the meaning set forth in Section 2(e)(iv).

     "REAL ESTATE LEASES" has the meaning set forth in Section 4(j)(ii).

     "REAL PROPERTY" has the meaning set forth in Section 4(j)(ii).

     "REFERENCE NET OPERATING ASSETS STATEMENT" means the statement of net operating assets of the Company dated as of June 26, 1998, consistent with the Net Operating Assets Instructions, a copy of which has been delivered by the Seller to the Buyer.

     "REFERENCE NET OPERATING ASSETS STATEMENT DATE" means June 26, 1998.

     "RELEASE" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping and placing into the Environment.

     "REMAINING AMOUNT" has the meaning set forth in Section 2(e)(v)(D).

     "REPRESENTATIVES" of a Person means a Person's directors, officers, employees, agents, consultants, attorneys, accountants, advisors and any other representatives of such Person.

     "RBP" means Rugby Building Products, Inc.

     "RUGBY" has the meaning set forth in the recitals of this Agreement.

     "SEC" means the United States Securities and Exchange Commission or any successor agency.

     "SECTION 338 FORMS" has the meaning set forth in Section 14(g)(i).

     "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor law and regulations and rules issued pursuant thereto.

     "SELLER" has the meaning set forth in the first paragraph of this Agreement.

     "SELLER INDEMNIFIED PARTY" has the meaning set forth in Section 12(e)(i).

     "SELLER'S ACCOUNTANTS" means PricewaterhouseCoopers LLP.

     "SHARES" has the meaning set forth in Section 4(b).

     "STRADDLE PERIOD" means with respect to the Company any Tax Period that begins before and ends after the Closing Date.

     "SUBSIDIARIES" means any and all corporations, partnerships, joint ventures, associations and other entities controlled by the Company directly or indirectly through one or more intermediaries.

     "TARGET" has the meaning set forth in Section 2(e)(v)(F)(3).

     "TAX" or "TAXES" means any income, corporation, gross receipts, profits, gains, capital stock, capital duty, franchise, withholding, social security (including any social security charge or premium), unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Governmental Body and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing, and including any transferee or secondary liability in respect of any tax (whether by Law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

     "TAX AUTHORITY" means with respect to any Tax the Governmental Body that imposes or collects such Tax, including any Governmental Body that imposes, or is charged with collecting, social security or similar charges or premiums.

     "TAX BENEFIT" means the present value of any refund, credit or reduction in otherwise required Tax payments including any interest payable thereon, which present value shall be computed as of the Closing Date or the first date on which the right to the refund, credit or other Tax reduction arises or otherwise becomes available to be utilized, whichever is later, (i) using the Tax rate applicable to the highest level of income with respect to such Tax under the applicable Tax Law on such date, and (ii) discounting using the interest rate on such date imposed on corporate deficiencies paid within thirty (30) days of a notice of proposed deficiency under the U.S. Code or other applicable Tax Law, which interest rate shall be compounded annually. Any Tax Benefit shall be computed net of any related Tax cost (which shall be computed in the same manner in which Tax Benefits are otherwise computed pursuant to this definition).

     "TAX PERIOD" means with respect to any Tax the period for which the Tax is reported as provided under applicable Tax Laws.

     "TAX RETURN" means with respect to any Tax any information return with respect to such Tax, any report, statement, declaration or document required to be filed under the applicable Tax Law in respect of such Tax, any claims for refund of Taxes paid and any amendment or supplements to any of the foregoing.

     "THIRD PARTY CLAIMS" has the meaning set forth in Section 12(b)(ii).

     "THREATENED" means as to any claim, proceeding, dispute, action or other matter that a demand or statement has been made that would lead a prudent Person to conclude that such claim, proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

     "THRESHOLD AMOUNT" means $84.550 million.

     "UPDATED FINANCE LETTER" has the meaning set forth in Section 8(a).

     "U.S. CODE" means the United States Internal Revenue Code of 1986, as amended, or any successor law and regulations issued pursuant thereto.

     "USTs" means underground storage tanks, as such term is defined in the Resource Conservation and Recovery Act, as amended, and the regulations issued pursuant thereto.

2.   SALE AND PURCHASE; CLOSING

     (a) SALE AND PURCHASE. On and subject to the terms and conditions of this Agreement (including the conditions of the Seller set forth in Section 8 hereof), at the Closing, the Seller will sell and transfer the Shares to the Buyer, and the Buyer will purchase the Shares from the Seller.

     (b) PRELIMINARY PURCHASE PRICE. The preliminary purchase price for the Shares will be $165 million (the "Preliminary Purchase Price"). The Preliminary
                                  --------------------------
Purchase Price will be subject to adjustment as provided in Section 2(e).

     (c)  CLOSING. The purchase and sale (the "Closing") provided for in this
                                               -------
Agreement will take place at the offices of Brobeck, Phleger & Harrison LLP, Spear Street Tower, One Market, San Francisco, California 94105, at 10:00 a.m. (local time) on the date that is two (2) Business Days following the satisfaction or waiver of all of the conditions precedent set forth in Sections 9 and 10, or at such other time and place as the parties may agree (the "Closing
                                                                         -------
Date"). Subject to the provisions of Section 11, failure to consummate the
----
purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2(c) will not result in the termination of this Agreement and will not relieve either party of any obligations under this Agreement.

     (d)  CLOSING OBLIGATIONS. At the Closing:

          (i) the Seller will contribute to the shareholder's equity of the Company the long-term debt and the balance of the Payable to Parent Account as of the Closing and to be reflected on the Closing Balance Sheet (or in the event that such balance is a receivable from the Seller, the Company will forgive such receivable) and in connection therewith the Seller will deliver to the Company all promissory notes of the Company to the Seller, with appropriate notations thereon reflecting the cancellation thereof;

          (ii)  the Seller will deliver to the Buyer:

                (A) the certificate representing the Shares, duly endorsed (or accompanied by a duly executed stock power) for transfer to the Buyer;

                (B) an officer's certificate of the Seller as to the accuracy in all material respects at the Closing of all of the Seller's representations and warranties as if made on the Closing Date, the fulfillment of all of the Seller's covenants in all material respects and the satisfaction of all conditions of the Closing to be satisfied by the Seller;

                (C) an opinion of the Seller's counsel, Baker & McKenzie, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer;

                (D) executed copies of the distributor agreements in the form of
Exhibit 2(d)(ii)(D) (the "Distributor Agreements"); and
                         ----------------------

                (E) an executed copy of the license for the Pomona, California facility between RBP and the Company, in form and substance reasonably satisfactory to the Buyer (the "Pomona License");
                                --------------

          (iii) the Buyer will deliver to the Seller:

                (A) the sum of the Estimated Purchase Price payable by wire transfer of immediately available funds to the account specified by the Seller;

                (B) an officer's certificate of the Buyer as to the accuracy in all material respects at the Closing of all of the Buyer's representations and warranties as if made on the Closing Date, the fulfillment of all of the Buyer's covenants in all material respects and the satisfaction of all conditions of the Closing to be satisfied by the Buyer; and

                (C) an opinion of the Buyer's counsel, Brobeck, Phleger & Harrison LLP, dated the Closing Date, in form and substance reasonably satisfactory to the Seller;

          (iv) Rugby will execute and deliver to the Buyer the non-competition agreement contemplated in Section 10(j) (the "Non-Competition Agreement"), and
                                              -------------------------
in consideration therefor the Buyer will wire transfer immediately available funds to the account specified by Rugby in the amount of $10 million;

          (v) the Seller and the Buyer will execute and deliver all such other documents and instruments referred to in Sections 9 and 10 and further shall do all such other acts and things, as may be necessary, required or reasonably requested by the other party, to consummate the Contemplated Transactions in accordance with the terms and conditions hereof; and

          (vi) all deliveries at the Closing as provided for in this Section 2 shall be deemed to be made and effected simultaneously and all such deliveries shall be deemed to be in escrow until all such deliveries have been made and effected.

     (e) ADJUSTMENT OF PRELIMINARY PURCHASE PRICE. The Preliminary Purchase Price shall be subject to adjustment after the Closing as specified in this
Section 2(e).

          (i) DETERMINATION OF ESTIMATED PURCHASE PRICE. As of the close of business on the Friday immediately preceding the Closing Date (the "Estimation
                                                                    ----------
Date"), the Seller will deliver to the Buyer (A) an estimated net operating
----
assets statement (the "Estimated Net Operating Assets Statement") as of the
                       ----------------------------------------
Closing Date, which Estimated Net Operating Assets Statement shall be prepared in accordance with the Net Operating Assets Instructions and consistent with the preparation of the Reference Net Operating Assets Statement and (B) the calculation of the Estimated Net Operating Assets and the Estimated Purchase Price.

          (ii) CLOSING NET OPERATING ASSETS STATEMENT. As promptly as practicable, but in any event within ninety (90) calendar days following the Closing Date, the Buyer shall deliver to the Seller the Closing Net Operating Assets Statement, together with a report thereon of the Buyer's Accountants stating that the Closing Net Operating Assets Statement was prepared in accordance with the Net Operating Assets Instructions and in conformity with GAAP (except as provided for in the Net Operating Assets Instructions).

          (iii) DISPUTES.

                (1) Subject to clause (2) of this Section 2(e)(iii), the Closing Net Operating Assets Statement delivered by the Buyer to the Seller shall be deemed to be and shall be final, binding and conclusive on the parties hereto.

                (2) The Seller may dispute any amounts reflected on the Closing Net Operating Assets Statement, but only on the basis that the amounts reflected on the Closing Net Operating Assets Statement were not arrived at in accordance with Net Operating Assets Instructions and in conformity with GAAP (except as provided for in the Net Operating Assets Instructions); provided, however, that
                                                        --------  -------
the Seller shall have notified the Buyer and the Buyer's Accountants in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) calendar days of the Buyer's delivery of the Closing Net Operating Assets Statement to the Seller. In the event of such a dispute, the Seller's Accountants and the Buyer's Accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Seller's Accountants and the Buyer's Accountants are unable to reach a resolution with such effect within twenty (20) Business Days after receipt by the Buyer and the Buyer's Accountants of the Seller's written notice of dispute, the Seller's Accountants and the Buyer's Accountants shall submit the items remaining in dispute for resolution to another independent accounting firm of international reputation mutually acceptable to the Buyer and the Seller (such other accounting firm being referred to herein as the "Independent Accounting Firm"), which shall,
                                 ---------------------------
within thirty (30) Business Days after such submission, determine and report to the Buyer and the Seller upon such remaining disputed items, and such report shall be final, binding and conclusive on the parties hereto. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Seller and the Buyer in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

                (3) In acting under this Agreement, the Buyer's Accountants, the Seller's Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

          (iv) PURCHASE PRICE ADJUSTMENT. The Closing Net Operating Assets Statement shall be deemed final for the purposes of this Section 2(e) upon the earliest of (A) the failure of the Seller to notify the Buyer of a dispute within thirty (30) calendar days of the Buyer's delivery of the Closing Net Operating Assets Statement to the Seller, (B) the resolution of all disputes, pursuant to Section 2(e)(iii)(2), by the Buyer's Accountants and the Seller's Accountants and (C) the resolution of all disputes, pursuant to Section 2(e)(iii)(2), by the Independent Accounting Firm. Within three (3) Business Days of the Closing Net Operating Assets Statement being deemed final, the Estimated Purchase Price shall be adjusted by the difference between (1) the Net Operating Assets reflected on the Closing Net Operating Assets Statement and (2) the Estimated Net Operating Assets. The Estimated Purchase Price, as so adjusted, is referred to herein as the "Purchase
                                                                        --------
Price." If such difference is positive, then the Buyer shall, within three (3)
-----
Business Days of the Closing Net Operating Assets Statement being deemed final, pay such difference to the Seller by wire transfer of immediately available funds to the account specified by the Seller. If such difference is negative, then the Seller shall, within three (3) Business Days of the Closing Net Operating Assets Statement being deemed final, pay such difference to the Buyer by wire transfer of immediately available funds to the account specified by the Buyer. Any payment of a difference amount shall bear interest thereon from the Closing Date to the date of payment at the rate equal to one percent (1%) above the prime rate of Credit Suisse First Boston Corporation on the Closing Date.

          (v) ADDITIONAL CONSIDERATION. Contingent upon the Buyer Group meeting certain EBITDA targets as specified below, the Buyer shall pay additional consideration to the Seller in respect of the Shares purchased at the Closing as provided in this Section 2(e)(v). Such payments represent additional consideration for the Shares and are not intended to be royalty payments. In no event shall the additional consideration payable to the Seller pursuant to this
Section 2(e)(v) exceed $10 million.

                (A) Within ninety (90) days after the end of each of the Buyer's fiscal years ending in 1999, 2000, 2001 and 2002, unless no further amounts are payable to the Seller pursuant to this Section 2(e)(v), the Buyer shall cause its independent certified public accountants at the time to submit to the Seller the audited consolidated financial statements of the Buyer Group for such years, accompanied by an unqualified opinion of such accountants, and a statement of such accountants (an "EBITDA Statement") setting forth their computation of
                      ----------------
EBITDA for such year based upon such financial statements. Such financial statements will be prepared in accordance with the books of account and other financial records of the Buyer Group, will present fairly the financial condition and results of operations of the Buyer Group as of the dates thereof or for the periods covered thereby and will be prepared in accordance with GAAP.

                (B) Within thirty (30) calendar days after submission to the Seller of any such EBITDA Statement by such independent certified public accountants, the Buyer shall pay to the Seller cash in an amount equal to an amount (the "Earn-Out Amount") equal to 50% of the amount by which the EBITDA
            ---------------
for such year exceeds the Target for such year.

                (C) The Seller may dispute any amounts reflected on any EBITDA statement but only on the basis that the amounts reflected on such EBITDA Statement were not arrived at in accordance with the terms of this Agreement. The Seller shall notify the Buyer and the independent certified public accountants who submitted the EBITDA Statement in writing of each such disputed item, specifying the amount thereof in dispute and setting forth, in detail, the basis for such dispute, within twenty (20) Business Days of the Seller's receipt of the EBITDA Statement. If the Seller and the Buyer are unable to resolve any such disputed items within twenty (20) Business Days after the Buyer's receipt of the Seller's written notice of dispute, then the Buyer and the Seller shall submit the items remaining in dispute for resolution to an Independent Accounting Firm, which shall, within thirty (30) Business Days of such submission, determine and report to the Buyer and the Seller upon. such remaining disputed items, and such report shall be final, binding and conclusive on the parties hereto. The fees and disbursements of such Independent Accounting Firm shall be allocated between the Seller and the Buyer in the same proportion that the aggregate amount of such remaining disputed items unsuccessfully disputed by each such party bears to the total amount of such remaining disputed items.

          (D) If, prior to the end of the Buyer's 2002 fiscal year, the Buyer or an Affiliate of the Buyer that owns, directly or indirectly, the business of the Buyer Group (a "Panolam Seller") (1) sells or otherwise disposes of all or
                    --------------
substantially all of the assets of the business of the Buyer Group or merges or consolidates with another entity, and the transferee of the assets of the business of the Buyer Group or the survivor of the merger does not expressly assume the obligations set forth in Section 2(e)(v) of this Agreement, then the Buyer shall pay to the Seller as additional consideration to the Seller in respect of the Shares purchased at the Closing an amount equal to the maximum amount that remains to be paid pursuant to the terms of Section 2(e)(v) (the "Remaining Amount") and (2) sells or otherwise disposes of the business of the
-----------------
Buyer Group (the "Sale Assets") that contributed more than 10% of the EBITDA
                  -----------
during the twelve full months immediately preceding execution of the disposition agreement governing such sale (the "LTM EBITDA"), then the Buyer shall pay to
                                    ----------
the Seller as additional consideration to the Seller in respect of the Shares purchased at the Closing an amount equal to the amount, if any, by which the product of seven times the LTM EBITDA contributed by the Sale Assets exceeds the sale proceeds to the Panolam Seller with respect to the Sale Assets.

          (E) If, prior to the end of Buyer's 2002 fiscal year, the Buyer or a Panolam Seller makes an initial public offering, registered under the Securities Act, of the common stock of an entity for which the assets of the business of the Buyer Group are part of the consolidated group, then the Buyer shall have the option to pay to the Seller the Remaining Amount as additional consideration in respect of the Shares purchased at the Closing in full satisfaction of all obligations of the Buyer and its Affiliates under Section 2(e)(v).

          (F) For purposes of this Section 2(e)(v), the following items shall have the following meanings:

              (1) "Buyer Group" shall include (x) Panolam Industries
                   -----------
International, Inc. and its subsidiaries on the date hereof (together with the Company, the "Panolam Group"), (y) any other affiliate of the Buyer to which all
              -------------
or substantially all of the assets of the Panolam Group may be transferred and
(z) any successor to the business of the Panolam Group;

              (2) "EBITDA" means consolidated net income (excluding extraordinary gains and losses) of the Buyer Group plus (i) interest expense,
(ii) income taxes,

(iii) depreciation and (iv) amortization, which definition of EBITDA is the same as will be used in the financing agreements contemplated by the Updated Finance Letter; and

          (3) "Target" shall mean $60 million, $64 million, $68 million and $72
               ------
million in the case of 1999, 2000, 2001 and 2002, respectively.

3.   REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are true and correct on the date of this Agreement and will be true and correct on the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

     (a) ORGANIZATION AND POWER. The Seller is a corporation duly organized, validly existing and in good standing under the corporate law of the State of Georgia. The Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions in accordance with the terms and conditions hereof.

     (b) AUTHORIZATION. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions have been duly authorized and approved by all necessary corporate action of the Seller. This Agreement has been duly and validly executed and delivered by the Seller. Assuming the due authorization, execution and delivery of this Agreement by the Buyer, this Agreement constitutes the legal, valid and binding obligation of the Seller and is enforceable against the Seller in accordance with its terms and conditions.

     (c) ABSENCE OF CONFLICTS. The execution and delivery by the Seller of this Agreement, the performance by the Seller of its obligations hereunder and the consummation of the Contemplated Transactions do not and shall not, with or without the giving of notice or lapse of time or both, (i) violate or conflict with the Articles of Incorporation or by-laws of the Seller; (ii) violate or conflict with any provision of Law to which the Seller is subject in a manner which will have a Material Adverse Effect; (iii) violate or conflict with any judgment, order, writ or decree of any Governmental Body or arbitrator applicable to the Seller in a manner which will have a Material Adverse Effect; or (iv) result in the breach of, constitute a default under, constitute an event which with notice or lapse of time or both would become a default under, or result in the creation of any Encumbrance upon the Shares, property or assets of the Seller under, any contract to which the Seller is a party or by which it, the Shares or any such property or assets are bound or affected.

     (d) SHARES. The Seller is the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances, Taxes or contracts. The Seller is not a party to any contract, other than this Agreement, that could require it to sell, transfer or otherwise dispose of any capital stock of the Company. The Seller is not a party to any contract with respect to the voting of any capital stock of the Company. Upon consummation of the Contemplated Transactions and registration of the Shares in the name of the Buyer in the stock records of the Company, the Buyer will own all the issued and outstanding capital stock of the Company free and clear of all Encumbrances, Taxes or contracts other than those created by or through or suffered by the Buyer.

     (e) BROKERAGE. The Seller has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or similar payment in connection with this Agreement except for the fees payable to Schroder & Co. Inc.

4.   REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

     The Seller represents and warrants to the Buyer that the statements contained in this Section 4 are true and correct on the date of this Agreement and will be true and correct on the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4) except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"), in which exceptions are
                                  -------------------
specifically denoted by reference to the relevant subsection or subsections hereof.

     (a) ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the corporate law of the State of Delaware. The Company is duly qualified to conduct business and is in good standing under the corporate law of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. The Company has the requisite corporate power and authority to carry on the business in which it has been or is currently engaged and to own, lease, operate and use the properties owned and used by it.
Schedule 4(a) lists the Company's directors and officers. The Seller has delivered to the Buyer true and complete copies of the Certificate of Incorporation and by-laws of the Company, as amended to date.

     (b) CAPITALIZATION. The authorized capital stock of the Company consists of 1,000 shares of common stock, $1.00 par value per share, all of which shares are issued and outstanding (the "Shares"). All of the Shares have been duly
                                 ------
authorized and are validly issued, fully paid and nonassessable. None of the Shares was issued in violation of any preemptive rights. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting or transfer of the Shares. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of common stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Upon consummation of the Contemplated Transactions, the Shares will be fully paid and nonassessable. The Company has, and has had, no Subsidiaries.

     (c) ABSENCE OF CONFLICTS. Except as set forth in Schedule 4(c), the execution and delivery by the Seller of this Agreement, the performance by the Seller of its obligations hereunder and the consummation of the Contemplated Transactions do not and shall not, with or without the giving of notice or lapse of time or both, (i) violate or conflict with the Certificate of Incorporation or by-laws of the Company; (ii) violate or conflict in any material respect with any provision of Law to which the Company is subject; (iii) violate or conflict in any material respect with any judgment, order, writ or decree of any Governmental Body or arbitrator applicable to the Company; or (iv) result in the breach of, constitute a default under, constitute an event which with notice or lapse of time or both would become a default under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under, any Material Contract in a manner which will have a Material Adverse Effect.

     (d)  FINANCIAL STATEMENTS.

          (i) True and complete copies of (A) the audited balance sheet of the Company for the fiscal year ended as of December 26, 1997, and the related audited statements of operations and cash flows of the Company for the year ended December 26, 1997 (together with the related notes thereto), accompanied by the report thereon of the Seller's Accountants (collectively referred to herein together with the audited balance sheet of the Company for the fiscal year ended as of December 27, 1996 and the related audited statements of operations and cash flows of the Company for each of the two fiscal years in the period ended December 27, 1996 (together with the related notes thereto), accompanied by the reports thereto of the Seller's Accountants, true and complete copies of which the Seller hereby agrees to provide to the Buyer no later than July 21, 1998, as the "Financial Statements") and (B) the unaudited
                                  --------------------
balance sheet of the Company as of June 26, 1998, and the related statements of operations and cash flows of the Company (together with the related notes thereto) (collectively referred to herein as the "June Management Accounts")
                                                  ------------------------
have been delivered by the Seller to the Buyer. The Financial Statements were prepared in accordance with the books of account and other financial records of the Company, present fairly the financial condition and results of operations of the Company as of the dates thereof or for the periods covered thereby and have been prepared in accordance with GAAP. The June Management Accounts were prepared in accordance with the books of account and other financial records of the Company, present fairly the financial condition and results of operations of the Company as of the dates thereof or for the periods covered thereby, and include all adjustments that are necessary for a fair presentation of the financial condition of the Company and the results of operations of the Company as of the dates thereof or for the periods covered thereby.

          (ii) The books of account and other financial records of the Company:
(A) reflect in all material respects all items of income and expense and all Assets and Liabilities, (B) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (C) have been maintained in accordance with good business and accounting practices.

     (e) BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to the Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the boards of directors and any committees of the boards of directors of the Company, and no meeting of any of the stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

     (f) ACCOUNTS RECEIVABLE. All accounts receivable of the Company that are reflected on the Reference Net Operating Assets Statement or on the accounting records of the Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the accounts receivable are or will be as of the Closing Date current and collectible net of the allowances or reserves shown on the Reference Net Operating Assets Statement or on the accounting records of the Company as of the Closing Date (consistent with the Net Operating Assets Instructions). Schedule 4(f) sets forth an aged list of accounts receivable of the Company as of March 27, 1998. Subject to such allowances or reserves and except as set forth in
Schedule 4(f), each of the accounts receivable either has been or will be collected in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable.

     (g) INVENTORY. All Inventory of the Company, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Reference Net Operating Assets Statement or on the accounting records of the Company as of the Closing Date (consistent with the Net Operating Assets Instructions), as the case may be. All Inventories not written off have been stated at the lower of standard cost (which approximates the last-in, first-out method) or market. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are reasonable in the present circumstances of the Company. The Inventories do not consist of any items held by the Company on consignment. The Company is not under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of its customers other than in the Ordinary Course of Business consistent with past practice or in accordance with distribution agreements listed in Schedule 4(1). No clearance or extraordinary sale of the Inventories (other than items written off) has been conducted since the Reference Net Operating Assets Statement Date. Since the Reference Net Operating Assets Statement Date the Company has not acquired or committed to acquire or manufacture

Inventories for sale in the absence of a purchase order or contract therefor or related thereto which is not of a quality and quantity usable in the Ordinary Course of Business within a reasonable period of time and consistent with past practice, nor has the Company changed the price of its products except for (i) price reductions to reflect any reduction in the cost thereof to the Company,
(ii) reductions and increases responsive to normal competitive conditions and consistent with the Company's past sales practices, (iii) increases to reflect any increase in the cost thereof to the Company and (iv) increases and reductions made with the written consent of the Buyer. Schedule 4(g) is a complete list of the addresses of all warehouses and other facilities in which the Inventories are located.

     (h) ABSENCE OF UNDISCLOSED LIABILITIES. The Company has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except for (i) liabilities or obligations reflected or reserved against in the Reference Net Operating Assets Statement, (ii) liabilities or obligations which arose in the Ordinary Course of Business and would not be required to be reflected on the Reference Net Operating Assets Statement in accordance with the Net Operating Assets Instructions, (iii) liabilities or obligations arising after the date of the Reference Net Operating Assets Statement in the Ordinary Course of Business, and (iv) liabilities or obligations set forth in Schedules 4(h), 4(j), 4(1), 4(m), 4(n), 4(o), 4(p) and 4(q).

     (i) ABSENCE OF CHANGES. Except as set forth in Schedule 4(i), since the Reference Net Operating Assets Statement Date, the Company has conducted its business only in the Ordinary Course of Business and has not engaged in any practice, taken any action or entered into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing and except as set forth in Schedule 4(i), since the Reference Net Operating Assets Statement Date the Company has not:

          (i)   suffered any Material Adverse Effect;

          (ii)  amended its Certificate of Incorporation or by-laws;

          (iii) sold or pledged, or agreed to sell or pledge, any capital stock owned by it;

          (iv) split, combined or reclassified its outstanding stock or issued or authorized or proposed the issuance of any other securities with respect to, in lieu of or in substitution for, the Shares;

          (v) declared, set aside or paid dividends on, or made any other distribution with respect to, the Shares;

          (vi) redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any Shares;

          (vii) incurred indebtedness for borrowed money outside the Ordinary Course of Business;

          (viii) guaranteed indebtedness of another Person other than in the Ordinary Course of Business;

          (ix) paid or increased any bonuses, salaries or other compensation to any director, officer or (except in the Ordinary Course of Business) employee or entered into any employment, severance or similar contract with any director, officer or employee;

          (x) adopted, or made an increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of the Company;

          (xi) sold (other than sales of Inventory in the Ordinary Course of Business), leased or otherwise disposed of any material asset or property of the Company (other than capital assets of an aggregate value of up to $50,000) or mortgaged, pledged or encumbered any material asset or property of the Company, including the sale, lease or other disposition of any of the Proprietary Rights;

          (xii) made any material changes in the customary methods of operations of the Company, including practices and policies relating to manufacturing, purchasing, inventories, marketing, selling and pricing;

          (xiii) merged with, entered into a consolidation with or acquired an interest of five percent (5%) or more in, any business or any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the Ordinary Course of Business consistent with past practice;

          (xiv) made any capital expenditure or commitment for any capital expenditure in excess of $50,000 individually except for expenditures or commitments consistent with the capital projects budget attached to Schedule 4(i) (and the Company's customary ten percent (10%) variance);

          (xv) issued any purchase orders or otherwise agreed to make any purchases involving exchanges in value in excess of $1,400,000 individually or $60,000,000 in the aggregate (except for purchases made or agreed to be made with the prior written consent of the Buyer);

          (xvi) written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any Inventories or receivables or revalued any assets of the Company other than in the Ordinary Course of Business consistent with past practice and in accordance with GAAP;

          (xvii) amended, terminated, cancelled or compromised any material claims of the Company or waived any other rights of substantial value to the Company;

          (xviii) made any change in any method of accounting or accounting practice or policy used by the Company, other than such changes required by GAAP or disclosed in the Disclosure Schedule;

          (xix) failed to maintain the Assets in accordance with good business practice and in good operating condition and repair (normal wear and tear excepted);

          (xx) allowed any Permit or Environmental Permit that was issued or relates to the Company or otherwise relates to any asset to lapse or terminate or failed to renew any such Permit or Environmental Permit or any insurance policy (set forth on Schedule 4(cc)) that is scheduled to terminate or expire within forty-five (45) calendar days after the Closing Date;

          (xxi) terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees (other than layoffs of less than fifty (50) employees in any six-month period in the Ordinary Course of Business consistent with past practice) or implemented any early retirement or separation program or any program providing early retirement window benefits within the meaning of Treasury Regulation Section 1.401(a)-4 or announced or planned any such action or program for the future;

          (xxii) amended, modified or consented to the termination of any Material Contract or the Company's rights thereunder;

          (xxiii) made any charitable contribution in excess of $1,000;

          (xxiv) disclosed any secret or confidential intellectual property (except by way of issuance of a patent or pursuant to the terms of any of the Material Contracts) or permitted to lapse or go abandoned any intellectual property (or any registration or grant thereof or any application relating thereto) to which, or under which, the Company has any right, title, interest or license;

          (xxv) made any express or deemed election or settled or compromised any liability with respect to Taxes of the Company;

          (xxvi) suffered any casualty loss or damage with respect to any of the Assets which in the aggregate have a replacement cost of more than $50,000, whether or not such loss or damage shall have been covered by insurance; and

          (xxvii) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 4(i) or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 4(i), except as expressly contemplated by this Agreement.

     The Buyer acknowledges that there may be a disruption to the Business as a result of the execution and delivery of this Agreement (or the announcement thereof by the Buyer or the Seller) or the consummation of the Contemplated Transactions, and the Buyer agrees that the Seller bears the burden of proving that any inaccuracies in Section 4(i)(i) or Sections 4(y) or 4(z) resulted solely from such disruptions and that such inaccuracies that proved to have resulted solely from such disruptions will not constitute breaches of Sections 4(i)(i), 4(y) or 4(z) for the purpose of Section 12(b).

     (j)  REAL PROPERTY.

          (i) Schedule 4(j) lists all real property owned by the Company (the "Owned Real Property"). With respect to each such parcel of Owned Real Property,
 -------------------
except for matters which would not have a Material Adverse Effect and except as set forth in Schedule 4(j)(i):

               (A) the Company has good and marketable title to the parcel of real property, free and clear of any security interest, easement, covenant or other restriction, except for any and all Taxes for the current year and subsequent years, and any and all installments of special assessments not yet delinquent, recorded easements, covenants, conditions and other restrictions, utility easements, building, environmental, zoning and other laws, regulations and restrictions applicable to the parcel or existing generally with respect to properties of a similar character;

               (B) there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; and

               (C) there are no outstanding options or rights of first refusal to purchase the parcel of real property or any portion thereof or interest therein.

          (ii) Schedule 4(j) lists all real property leased or subleased to the Company (the "Leased Real Property" and, together with the Owned Real Property,
              --------------------
the "Real Property"). The Seller has delivered to the Buyer correct and complete
     -------------
copies of the leases, subleases and other contracts pursuant to which the Leased Real Property is leased (the "Real Estate Leases").
                              ------------------

     (k) PERSONAL PROPERTY. The Company owns all the personal property and assets (whether tangible or intangible) that it purports to own, including all of the personal property and assets reflected in the Reference Net Operating Assets Statement (except for personal property sold since the date of the Reference Net Operating Assets Statement in the Ordinary

Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Reference Net Operating Assets Statement (except for personal property acquired and sold since the date of the Reference Net Operating Assets Statement in the Ordinary Course of Business and consistent with past practice). All material personal property and assets reflected in the Reference Net Operating Assets Statement are free and clear of all Encumbrances except as set forth in Schedule 4(k) and except (i) mortgages or security interests shown on the Reference Net Operating Assets Statement as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) by the Company in any material respect exists, (ii) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Reference Net Operating Assets Statement (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) by the Company in any material respect exists, and (iii) liens for current taxes not yet due.

     (l)  MATERIAL CONTRACTS.

          (i) Schedule 4(1) lists each of the following contracts and agreements (including oral legally binding agreements) of the Company (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the management or operation of any Real Property (including brokerage contracts) listed or otherwise disclosed in Schedule 4(j) to which the Company is a party and all agreements relating to Intellectual Property set forth in Schedule 4(m) being "Material Contracts"):
                              ------------------

          (1) each contract and agreement for the purchase of Inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company or otherwise related to the Business under the terms of which the Company: (A) is likely to pay or otherwise give consideration of more than $1,000,000 in the aggregate during the calendar year ending December 31, 1998, (B) cannot be cancelled by the Company without penalty or further payment and without more than thirty
     (30) days' notice, or (C) obtains all of its requirements for the item(s) covered thereunder;

          (2) each contract and agreement for the sale of Inventory or other personal property or for the furnishing of services by the Company which:
     (A) is likely to involve consideration of more than $1,000,000 in the aggregate during the calendar year ending December 31, 1998, or (B) cannot be cancelled by the Company without penalty or further payment and without more than thirty (30) days' notice;

          (3) all distributor, sales representative, franchise, agency, advertising and marketing, sales promotion, market research, or broker contracts and agreements to which the Company is a party;

          (4) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancelable without penalty or further payment and without more than thirty (30) days' notice;

          (5) all contracts and agreements relating to Indebtedness of the Company;

          (6) all contracts and agreements with any Governmental Body to which the Company is a party;

          (7) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

          (8) all contracts and agreements between or among the Company and the Seller or any Affiliate of the Seller;

          (9) all contracts and agreements providing for benefits under any Employee Benefit Plan; and

          (10) all other contracts and agreements whether or not made in the Ordinary Course of Business, which are material to the Company or the conduct of the Business or the absence of which would have a Material Adverse Effect.

          For purposes of this Section 4(l) and Sections 4(j), (k) and (m), the term "Lease" shall include any and all leases, subleases, sale/leaseback
      -----
agreements or similar arrangements.

          (ii) Except as disclosed in Schedule 4(1), to the Seller's Knowledge, each Material Contract is legal, valid, binding, enforceable and in full force and effect. Except as disclosed in Schedule 4(1), each Material Contract, upon consummation of the Contemplated Transactions, except to the extent that any consents set forth in Schedule 4(1) are not obtained, shall continue in full force and effect without penalty or other Adverse Consequences. Neither the Company nor, to the Seller's Knowledge, the other party to each Material Contract is in default or breach thereunder in any material respect, and no event has occurred that with notice or the lapse of time or both would constitute a default or breach thereunder by the Company, or to the Seller's Knowledge, the other party thereto.

          (iii) Except as disclosed in Schedule 4(1), there is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the Ordinary Course of Business consistent with past practice, any of the properties or assets of the Company.

     (m) PROPRIETARY RIGHTS. Schedule 4(m) lists all of the patents, trademarks, servicemarks, trade names, assumed or fictitious names, logos, copyrights, trade secrets, know-how and other proprietary rights and applications therefor and registrations thereof that are material to the conduct of the business of the Company (the "Proprietary Rights"). Except as disclosed
                                     ------------------
in Schedule 4(m), the Company has the right to use the Proprietary Rights in connection with its business as presently being conducted, and no claim has been made against the Company that such use violates the rights of any third party. All of the Proprietary Rights are free from any Encumbrance except as disclosed in Schedule 4(m) and, to the Seller's Knowledge, are valid, enforceable and in full force and effect. None of the Proprietary Rights has been held invalid and except as set forth in Schedule 4(m) (i) the validity of such Proprietary Rights has not been and is not now being questioned or challenged in any way or involved in any pending or, to the Seller's Knowledge, Threatened infringement, unfair competition or other proceeding restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person and
(ii) to the Seller's Knowledge the Company is not infringing the intellectual property rights of any other Person, whether in relation to the use of any Proprietary Rights or otherwise nor has the Company received any claim of any such infringement or violation. To the Seller's Knowledge, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar to the Proprietary Rights held by the Company or that infringe upon the Proprietary Rights or upon the rights of the Company therein. Except as disclosed in Schedule 4(m), neither the Seller nor the Company has granted any license or other right to any other Person with respect to the Proprietary Rights. The consummation of the Contemplated Transactions will not result in the termination or impairment of any of the Proprietary Rights.

     (n) LITIGATION. Schedule 4(n) sets forth each instance in which the Company (i) is subject to a outstanding injunction, judgment, order, decree, ruling or charge; or (ii) is a party or, to the Seller's Knowledge, is Threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any Governmental Body or arbitrator (other than those matters set forth in Schedules 4(m)(i), 4(o), 4(p) or 4(t)(iii)).

     (o) COMPLIANCE WITH LAWS. To the Seller's Knowledge, except as set forth in Schedules 4(o) or 4(p), the Company is in compliance with all Laws, except where the failure to comply would not have a Material Adverse Effect.

     (p)  ENVIRONMENTAL COMPLIANCE AND OTHER PERMITS AND LICENSES.

          (i) (A) Except as set forth in Schedule 4(p), the Company currently holds all the health and safety and other permits, licenses, authorizations, certificates, exemptions and approvals of any Governmental Body (collectively, "Permits"), including Environmental Permits, necessary or proper for the current
 -------
use, occupancy and operation of each Asset and the conduct of the Business. (B)
Schedule 4(p) sets forth those Permits the absence of which would have a Material Adverse Effect. (C) Except as set forth in Schedule 4(p), to the Seller's Knowledge there is no past or existing practice, action or activity of the Company or any Predecessor or, with respect to any portion of the Business, the Seller and no past or existing condition of the Assets or the Business, which presently gives rise to any potential civil or criminal Liability under, or presently violates or prevents compliance with, any applicable Environmental Law. (D) Except as set forth in
Schedule 4(p), neither the Seller nor the Company has received any written notice from any Governmental Body revoking, cancelling, rescinding, suspending, materially modifying or refusing to renew any Permit. (E) Except as set forth in
Schedule 4(p), the Company is in all material respects in compliance with the Permits, and all of the Permits are in full force and effect. (F) Schedule 4(p) identifies all Permits which will require the consent of any Governmental Body prior to the consummation of the Contemplated Transactions.

          (ii) Except as disclosed in Schedule 4(p), (A) Hazardous Materials have not been generated, used, treated, handled or stored on, or transported to or from, any Real Property by the Company or, to the Seller's Knowledge, any property adjoining any Real Property, in non-compliance in any material respect with applicable Environmental Laws; (B) to the Seller's Knowledge the Company has disposed of all wastes, including those wastes containing Hazardous Materials, in material compliance with all applicable Environmental Laws and Environmental Permits; (C) there are no pending or, to the Seller's Knowledge, Threatened Environmental Claims against the Company or any Real Property; (D) no Owned Real Property or, to the Seller's Knowledge, any Leased Real Property is listed or proposed for listing as of the date of this Agreement on the National Priorities List under CERCLA or is listed on the CERCLIS or any analogous state list of sites requiring investigation or cleanup; and (E) Hazardous Materials have not been Released on any Owned Real Property, or on any property adjoining any Owned Real Property, by the Company or any Predecessor.

          (iii) Except as disclosed in Schedule 4(p), to the Seller's Knowledge there are no circumstances with respect to any Real Property or other Asset or the current or past operation of the Business which could reasonably be anticipated (A) to form the basis of a material Environmental Claim against the Company or any Real Property or Asset or (B) to cause such Real Property or Asset to be subject to any material restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law.

          (iv) Except as disclosed in Schedule 4(p), to the Seller's Knowledge there are not now and never have been any USTs located on any Real Property.

     (q)  EMPLOYEE BENEFITS.

          (i) Schedule 4(q)(i) lists each Employee Benefit Plan maintained by the Company or any ERISA Affiliate, or to which the Company or any ERISA Affiliate contributes, covering any employee or former employee of the Company (the "Company Employee Benefit Plans").
        ------------------------------

          (ii) With respect to each Company Employee Benefit Plan, except for matters which would not have a Material Adverse Effect on the Company and except as set forth in Schedule 4(q)(ii):

               (A) each Company Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the U.S. Code;

               (B) each Company Employee Benefit Plan which is intended to comply with U.S. Code Section 401(a) has received a favorable determination letter from the IRS to the effect that each such Company Employee Benefit Plan is qualified and exempt from federal income tax under Sections 401(a) and 501(a), respectively, of the U.S. Code, as amended through December 31, 1994;

               (C) all contributions (including all employer contributions and employee salary reduction contributions) which are due to each Company Employee Benefit Plan which is an Employee Pension Benefit Plan have been paid or will have been paid by the Closing;

               (D) neither the Company nor any ERISA Affiliate has any liability (including current or potential withdrawal liability) with respect to any Multiemployer Plan;

               (E) the Company does not presently maintain, contribute to or have any liability under any funded or unfunded medical, health or life insurance plan or arrangement for terminated employees or retirees except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

               (F) to the Seller's Knowledge, there has been no act or acts which would result in a disallowance of a deduction or the imposition of a tax pursuant to U.S. Code Section 4980B, or any predecessor provision thereof, or any regulations promulgated thereunder, whether final, temporary or proposed;

               (G)  no Company Employee Benefit Plan is subject to U.S. Code
Section 412 or ERISA Section 302;

               (H) no Company Employee Benefit Plan is subject to Title IV of ERISA;

               (I) neither the Company nor any ERISA Affiliate, nor any of their respective directors, officers, employees or any other "fiduciary", as such term is defined in Section 3(21) of ERISA, has any liability for failure to comply with ERISA or the U.S. Code for any action or failure to act in connection with the administration or investment of any of the Company Employee Benefit Plans. No event has occurred with respect to which the Company or any ERISA Affiliate could be liable for a civil penalty or other liability under
Section 502(c) or Section 502(1) of ERISA;

               (J) the Seller has delivered or made available to the Buyer correct and complete copies of (where applicable): the plan document (or a written summary of the terms and conditions of the plan if there is no written plan document) and summary plan description, the most recent determination letter received from the IRS, the most recent three Form 5500 Annual Reports and all related trust agreements, insurance contracts and other funding agreements which implement each Company Employee Benefit Plan;

               (K) neither the Seller, the Company, nor any of their respective officers, directors or employees has engaged in any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the U.S. Code) with respect to any Employee Benefit Plan. The Company has not incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980 or 6652 of the U.S. Code or any liability under Section 502 of ERISA, and no fact or event exists which could give rise to any such liability. The Company has not incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any Employee Benefit Plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such liability. No complete or partial termination has occurred within the five (5) years preceding the date hereof with respect to any Employee Benefit Plan. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Employee Benefit Plan subject to Title IV of ERISA. No Employee Benefit Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the U.S. Code), whether or not waived, as of the most recently ended plan year of such Employee Benefit Plan. None of the assets of the Company is the subject of any lien arising under Section 302(o) of ERISA or Section 412(n) of the U.S. Code; the Company has not been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the U.S. Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

     (r)  TAX MATTERS.

          (i) The Company has duly and timely filed each Tax Return required to be filed with any Tax Authority (or has timely and properly filed valid extensions of time with respect to the filling thereof) which include or are based upon the assets, operations, ownership or activities of the Company, including any consolidated, combined, unitary, fiscal unity or similar Tax Return which includes or is based upon the assets, operations, ownership or activities of the Company except where the failure to file a Tax Return would not have a Material Adverse Effect on the Company. Except as set forth in
Schedule 4(r), to the Seller's Knowledge there is no investigation or other proceeding pending by any Tax Authority for any jurisdiction where the Company did not file Tax Returns with respect to a given Tax that may lead to an assertion by such Tax Authority that the Company is or may be subject to a given Tax in such jurisdiction. Neither the Seller nor any Subsidiary or Affiliate of the Seller is a party to any agreement or arrangement that would result, individually Or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the U.S. Code.

          (ii) The Company has paid or will have paid all Taxes with respect to periods through the Closing Date with respect to the assets, operations, ownership or activities of the Company other than Taxes due or accrued as reflected on the Closing Net Operating Assets Statement.

          (iii) Except as disclosed in Schedule 4(r), there are no pending, or, to the Seller's Knowledge, Threatened or proposed audits, assessments or claims from any Tax Authority for deficiencies, penalties or interest against the Company. Except as disclosed in Schedule 4(r), there are no pending claims for refund of any Tax of the Company.

          (iv) The Company does not own, directly or indirectly, any interest in any entity classified as a partnership for United States federal income Tax purposes.

          (v) Except as disclosed in Schedule 4(r), there are no outstanding rulings of, or requests for rulings with, any Tax Authority expressly addressed to the Company that are, or if issued would be, binding upon the Company for any Post-Closing Period.

          (vi) Except as disclosed in Schedule 4(r), as to each year or period for which the statute of limitations for assessments has not yet expired as to a given Tax, the Company is not (A) a member of an affiliated, consolidated, unitary, fiscal unity, combined or similar Tax group which files a consolidated unitary, combined or similar Tax Return for purposes of that Tax, or (B) a party to any Tax allocation, Tax sharing or Tax reimbursement agreement or arrangement with any Person.

          (vii) The Company has not made or is not subject to any election under Section 341(f) of the U.S. Code.

          (viii) The Company has not made and is not bound by any election under Section 197 of the U.S. Code.

          (ix) (1) Schedule 4(r) lists all income and income-based Tax Returns (federal, state, local and foreign) filed with respect to the Company for taxable periods ended on or after December 31, 1995, indicates for which jurisdictions Tax Returns have been filed on the basis of a unitary group, indicates the most recent income or income-based Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all such Tax Returns that currently are the subject of audit; (2) the Seller has delivered or made available to the Buyer correct and complete copies of all federal, state and foreign income and income-based Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since June 29, 1995; and (3) the

Seller has delivered to the Buyer a true and complete copy of any tax-sharing or allocation agreement or arrangement involving the Company and a true and complete description of any such unwritten or informal agreement or arrangement.

     (s) CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against the Seller or the Company that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the Seller's Knowledge, no such Proceeding has been Threatened.

     (t) BROKERAGE. The Company has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or similar payment in connection with this Agreement.

     (u)  SALES AND PURCHASE ORDER BACKLOG.

          (i) As of May 22, 1998 and the Reference Net Operating Assets Statement Date, open sales orders accepted by the Company totalled approximately $6,172,000 and $6,890,000 respectively.

          (ii) As of May 22, 1998 and the Reference Net Operating Assets Statement Date, open purchase orders issued by the Company totalled approximately $9,577,000 (after giving effect to such purchaser orders filled through June 26, 1998) and $13,563,000, respectively.

     (v)  CERTAIN INTERESTS.

          (i) Except as disclosed in Schedule 4(v), no officer or director of the Seller, the Company and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director:

          (1) has any direct or indirect financial interest in any competitor, supplier or customer of the Company; provided, however, that the ownership
                                          --------  -------
     of securities representing no more than one percent (1%) of the outstanding voting power of any competitor, supplier or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" so long as the Person owning such securities has no other connection or relationship with Such competitor, supplier or customer;

          (2) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company uses or has used in the conduct of the Business or otherwise; or

          (3)  has outstanding any Indebtedness to the Company.

          (ii) Except as disclosed in Schedule 4(v), no officer or director of the Company and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director has outstanding any Indebtedness to the Seller.

          (iii) Except as disclosed in Schedule 4(v) or Sections 4(q) or 4(bb), the Company has no Liability or any other obligation of any nature whatsoever to any officer, director or shareholder of the Seller or the Company or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder.

     (w) GOVERNMENTAL CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except (a) as described in Schedule 4(w) and (b) the notification requirements of the HSR Act.

     (x)  ASSETS.

          (i) Except as disclosed in Schedule 4(x) the Company owns, leases or has the legal right to use all the properties and assets including the Proprietary Rights, real property and the personal property, used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Company and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company or in or relating to the conduct of the Business (all such properties, assets and contract rights being the "Assets"). The Company has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except as disclosed in Schedules 4(j), (k),
(m) or (x).

          (ii) The Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Business.

          (iii) Immediately following the Closing, the Company will own, pursuant to good and marketable title, or lease under valid and subsisting leases, or otherwise retain its respective interest in the Assets without incurring any penalty or other adverse consequence, including any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the Contemplated Transactions. Immediately following the Closing, the Company will own and possess all documents, books, records, agreements and financial data of any sort used by the Company in the conduct of the Business or otherwise.

     (y) CUSTOMERS. Listed in Schedule 4(y) are the names and addresses of all the customers of the Company which purchased goods or merchandise from the Company with an aggregate value of $1 million or more during the twelve-month period ended December 26,

1997, and the amount for which each such customer was invoiced during such period. Except as disclosed in Schedule 4(y) neither the Seller nor the Company has received any notice or has any reason to believe that any significant customer of the Company has ceased, or will cease, to use the products, equipment, goods or services Of the Company, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

     (z) SUPPLIERS. Listed in Schedule 4(z) are the names and addresses of all the suppliers from which the Company ordered raw materials, supplies, merchandise and other goods for the Company with an aggregate purchase price of $1 million or more during the twelve-month period ended December 26, 1997, and the amount paid to each such supplier by the Company during such period. Except as disclosed in Schedule 4(z), neither the Seller nor the Company has received any notice or has any reason to believe that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Company at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to the Company, subject only to general and customary price increases.

     (aa) LABOR MATTERS. Except as set forth in Schedule 4(aa), (i) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or, to the Seller's Knowledge, Threatened between the Company and any of their employees, and. the Company has not experienced any such controversy, strike, slowdown or work stoppage within the past three (3) years; (iii) neither the Company has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Company under any such agreement or contract which could have a Material Adverse Effect; (iv) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any other Governmental Body or any current union representation questions involving employees of the Company which could have a Material Adverse Effect;
(v) the Company is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining except where the failure to comply would not have a Material Adverse Effect and the payment and withholding of taxes and other sums as required by the appropriate Governmental Body and has withheld and paid to the appropriate Governmental Body or is holding for payment not yet due to such Governmental Body all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (vi) the Company has paid in full to all its employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (vii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Seller's Knowledge, Threatened before any Governmental Body with respect to any Persons currently or formerly employed by the Company; (viii) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any

Governmental Body relating to employees or employment practices; (ix) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the Seller's Knowledge, Threatened with respect to the Company; and (x) there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Seller's Knowledge, Threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Body in any jurisdiction in which the Company has employed or currently employs any Person.

     (bb)  KEY EMPLOYEES.

           (i) Schedule 4(bb) lists the name, position, place and date of employment, the current annual salary, commission, bonus, deferred or contingent compensation, pension and/or the Company contribution under the Seller's Profit Sharing Retirement Plan and Trust, current accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in 1996 and 1997 of each current salaried employee, officer or director of the Company whose total annual compensation exceeded (or, in 1998, is expected to exceed) $100,000.

           (ii) Schedule 4(bb) lists those officers, management employees, and technical and professional employees of the Company who are under written obligation to the Company to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

     (cc)  INSURANCE.

           (i) Schedule 4(cc) sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, workers' compensation, and bond and surety arrangements) under which the Company has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three (3) years:

                (1) the name, address and telephone number of the agent or broker;

                (2) the name of the insurer and the names of the principal insured and each named insured;

                (3)  the policy number and the period of coverage;

                (4) the type, scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles, retentions and aggregates are calculated and operate) of coverage;

               (5) the premium charged for the policy, including, without limitation, a description of any retroactive premium adjustments or other loss-sharing arrangements; and

               (6) claims history under each such policy for the last three (3) years.

           (ii) Schedule 4(cc) sets forth all risks against which the Company is self-insured or which are covered under any risk retention program in which the Company participates, together with details for the last five (5) years of the Company's loss experience with respect to such risks.

           (iii) Except as set forth on Schedule 4(cc), no insurance policy listed in Schedule 4(cc) will cease to be legal, valid, binding, enforceable in accordance with its terms and in full force and effect on terms identical to those in effect as of the date hereof as a result of the consummation of the Contemplated Transactions.

     (dd) PRODUCT AND SERVICE WARRANTIES. Set forth on Schedule 4(dd) are the standard written forms of product and service warranties and guarantees utilized by the Company as of the date of this Agreement. Except as set forth on Schedule 4(dd), to the Seller's Knowledge, during a period of five (5) years prior to the Closing Date, neither the Company nor any Affiliate of the Company has made any other written material warranties with regard to products and/or services supplied by the Company.

     (ee) FULL DISCLOSURE. No representation, warranty or other statement contained in any certificate or Schedule furnished or to be furnished by the Seller to the Buyer in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     (ff) DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in Sections 3 and 4, the Seller makes no representation or warranty, express or implied, at law or in equity, with respect to its ownership of the Shares, the Company or any of its assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

5.   REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Seller that the statements contained in this Section 5 are true and correct on the date of this Agreement and will be true and correct on the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5).

     (a) ORGANIZATION AND POWER. The Buyer is a corporation duly organized, validly existing and in good standing under the corporate law of the State of Delaware. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement to perform its obligations hereunder and to consummate the Contemplated Transactions in accordance with the terms and conditions hereof.

     (b) AUTHORIZATION. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions have been duly authorized and approved by all necessary corporate action of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer. Assuming the due authorization, execution and delivery of this Agreement by the Seller, this Agreement constitutes the legal, valid and binding obligation of the Buyer and is enforceable against the Buyer in accordance with its terms and conditions.

     (c) ABSENCE OF CONFLICTS. The execution and delivery by the Buyer of this Agreement, the performance by the Buyer of its obligations hereunder and the consummation of the Contemplated Transactions do not and shall not, with or without the giving of notice or lapse of time or both, (i) violate or conflict with the Certificate of Incorporation or by-laws of the Buyer; (ii) violate or conflict with any provision of Law to which the Buyer is subject in a judgment, order, writ or decree of any court, arbitrator or administrative body applicable to the Buyer in a manner which will have a material adverse effect on the Buyer; or (iv) result in the breach of, constitute a default under, constitute an event which with notice or lapse of time or both would become a default under, or result in the creation of any Encumbrance upon any of the properties of the Buyer under, any Contract to which the Buyer is a party or by which it is bound or affected in a manner which will have a material adverse effect on the Buyer.

     (d) BROKERAGE. The Buyer has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or similar payment in connection with this Agreement.

     (e) INVESTMENT. The Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

     (f) FINANCE LETTERS. The Buyer has provided to the Seller true and correct copies of the Finance Letters. The financing contemplated by the Finance Letters and the Updated Finance Letter is sufficient to pay the Purchase Price and fees and expenses related to the Contemplated Transactions to be paid by the Buyer and to provide for the working capital requirements of the Buyer after the Closing.

     (g) CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against the Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the Buyer's Knowledge, no such Proceeding has been Threatened.

6.   COVENANTS OF THE SELLER BEFORE THE CLOSING DATE

     Between the date of this Agreement and the Closing Date, except as contemplated by this Agreement or unless the Buyer shall otherwise agree in writing:

     (a) ACCESS AND INVESTIGATION. The Seller shall, and shall cause the Company to, afford the Buyer and its Representatives reasonable access to the Company's personnel, properties, Contracts, books and records, and such other documents and data as the Buyer may reasonably request; provided, however, that
                                                        --------  -------
the Buyer may not have access to any such Contracts, books and records, and other documents and data if such access would, in the reasonable opinion of the Seller's counsel, jeopardize the Seller or the Company with respect to their respective attorney-client privilege. The Buyer shall hold, and cause its Representatives to hold, all such information, including any information that it obtains from access to the Company's personnel and properties, in accordance with the terms of the Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect in accordance with its terms until the Closing Date or, if this Agreement is terminated, thereafter in accordance with the terms of the Confidentiality Agreement. The Buyer and its Representatives shall not, in the exercise of their rights under this Section 6(a), unduly interfere with the Company's business operations or perform any intrusive investigation that involves sampling of any properties or any building materials or equipment on any properties of the Company.

     (b) OPERATION OF THE COMPANY'S BUSINESS. The Seller shall cause the Company to conduct the its business only in the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller shall not cause or permit the Company to engage in any practice, take any action or enter into any transaction of the type described in Section 4(i); provided, however, that for
                                                   -------- -------
the purposes of this Section 6(b), Section 4(i)(xiv) shall be deemed to read in its entirety as follows: "make any capital expenditure in excess of $10,000 individually or $1 million in the aggregate."

     (c) REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, the Seller shall, and shall cause the Company to, make all filings required by Law to be made prior to the Closing by either or both of them in order to consummate the Contemplated Transactions, including all filings under the HSR Act. Between the date of this Agreement and the Closing Date, the Seller shall, and shall cause its Representatives and the Company to, (i) cooperate with the Buyer with respect to all filings that the Buyer elects to make or is required by Law to make in connection with the Contemplated Transactions; and
(ii) cooperate with the Buyer in obtaining all required consents and approvals of Governmental Bodies, including using its reasonable efforts to cause early termination of any applicable waiting period under the HSR Act, and make any further filings thereunder that may be necessary in connection with this Agreement; provided, however, that this Agreement shall not require the Seller
           --------  -------
or the Company to dispose of or make any change in any portion of its business or to incur any other burden to make such filing or to obtain such consent or approval.

     (d) NO SOLICITATION OR NEGOTIATION. The Seller agrees that between the date of this Agreement and the earlier of (i) the Closing and (ii) the termination of this Agreement, none of the Seller, the Company, or any of their respective Affiliates, officers, directors, representatives or agents will, directly or indirectly, (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (i) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or assets of the Company (other than Inventory to be sold in the Ordinary Course of Business consistent with past practice), (ii) to enter into any business combination with the Company or (iii) to enter into any other extraordinary business transaction involving or otherwise relating to the Company, or (b) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Seller shall notify the Buyer promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Buyer, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Seller agrees not to, and to cause the Company not to, without the prior written consent of the Buyer, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Seller or the Company is a party.

     (e) PREPARATION AND FILING OF TAX RETURNS; PAYMENT OF TAXES. The Seller shall cause the Company to prepare and file on or before the due date therefor all Tax Returns required to be filed by the Company (except for any Tax Return for which a valid extension of time has been timely and properly filed) on or before the Closing Date and shall pay, or cause the Company to pay, all Taxes due on such Tax Return (or due with respect to Tax Returns for which a valid extension of time has been timely and properly filed) or which are otherwise required to be paid at any time prior to or during such period. Such Tax Returns shall be prepared in accordance with the most recent Tax practices as to elections and accounting methods except for new elections that may be made therein that were not previously available, subject to the Buyer's consent (not to be unreasonably withheld or delayed).

     (f) NOTIFICATION OF TAX PROCEEDINGS. To the extent the Seller has Knowledge of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due for Taxes, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of the Company, the Seller shall promptly notify the Buyer of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax Authority with respect to such matter.

     (g) THIRD PARTY CONSENTS. (i) The Seller will, or will cause the Company to, give promptly such notices to third parties and use its or their commercially reasonable efforts to obtain such third party consents and estoppel certificates as the Buyer may reasonably deem necessary or desirable in connection with the Contemplated Transactions.

          (ii) The Buyer will cooperate and use its commercially reasonable efforts to assist the Seller or the Company in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Buyer will
                                         --------  -------
have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Buyer in its sole and absolute discretion may deem materially adverse to the interest of the Buyer, any Affiliate of the Buyer or the Company.

     (h) NOTICE OF DEVELOPMENTS. The Seller will give prompt written notice to the Buyer of any breach of any of its representations and warranties in Sections 3 and 4. From time to time prior to the Closing, the Seller will promptly supplement or amend the Disclosure Schedule with respect to any matter heretofore existing or hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule which has been rendered inaccurate thereby. In addition, no disclosure by the Seller pursuant to this Section 6(h) shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, unless the disclosure is of an immaterial matter and the representation, warranty or covenant itself was subject to a materiality qualification.

7.   COVENANTS OF THE BUYER BEFORE THE CLOSING DATE

     As promptly as practicable after the date of this Agreement, the Buyer shall make all filings required by Law to be made by it to consummate the Contemplated Transactions, including all filings under the HSR Act. Between the date of this Agreement and the Closing Date, the Buyer shall, and shall cause its Representatives to, (i) cooperate with the Seller and the Company with respect to all filings that the Seller and the Company elect to make or are required by Law to make in connection with the Contemplated Transactions; and
(ii) cooperate with the Seller and the Company in obtaining all required consents and approvals of Governmental Bodies, including using its reasonable efforts to cause early termination of any applicable waiting period under the HSR Act, and make any further filings thereunder that may be necessary in connection with this Agreement; provided, however, that this Agreement shall not
                                --------  -------
require the Buyer to dispose of or make any change in any portion of its business or to incur any other burden to make such filing or obtain such consent or approval.

8.   CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS

     The Seller's obligations under this Agreement are subject to the satisfaction and occurrence, no earlier than September 2, 1998 (in order to facilitate the desires of the Seller and the Buyer to announce the Contemplated Transactions on September 8, 1998), and (A) prior to September 20 or (B) both
(1) on or after October 6, 1998 and (2) no later than November 10, 1998 (provided that the deliveries set forth below are received by the Seller and Rugby on a Business Day in New York as well as in London) of the following conditions precedent, either or both of which may be waived in whole or in part in writing by the Seller in its sole and absolute discretion:

     (a) the Buyer shall have delivered to the Seller and Rugby copies of an executed highly confident letter from Donaldson, Lufkin & Jenrette, dated on or about the date of delivery of such copies to the Seller and Rugby, in the form attached hereto as Exhibit 8(a) with respect to the proposed financing described in the Finance Letters (the "Updated Finance Letter") and which Updated Finance
                             ----------------------
Letter will allow the publication by Rugby of the existence of such Updated Finance Letter; and

     (b) the Buyer shall have delivered to the Seller and Rugby copies of substantially final drafts of the preliminary offering memorandum with respect to the proposed high yield financing set forth in the Updated Finance Letter and the syndication memorandum for the senior credit facilities described in the Updated Finance Letter.

     Unless the Seller makes the reasonable determination that the Updated Finance Letter and/or the aforementioned memoranda as delivered to the Seller materially deviate from the form of Exhibit 8(a) or the customary form of such memoranda in United States practice, respectively (a "Deviation Determination"),
                                                      -----------------------
the Seller will execute and deliver to the Buyer, no later than 2:00 p.m. New York time on the Business Day next following the day on which the latter of the aforesaid deliveries has been made, the letter in the form of Exhibit 8(b) (the "Acceptance Letter").
 -----------------

     The dates set forth in the preceding paragraphs may be varied as the parties may agree, which agreement will not be unreasonably withheld.

     If the Seller fails or refuses to deliver the Acceptance Letter to the Buyer because of a proper Deviation Determination, this Agreement and all rights and obligations of the parties hereunder shall terminate without any liability of either party to the other party.

     If a proper Deviation Determination cannot reasonably be made, and yet the Seller fails or refuses to timely deliver the Acceptance Letter to the Buyer, this Agreement and all rights and obligations of the parties hereunder shall terminate without any liability of either party to the other party; provided,
                                                                    --------
however, that the Seller will be liable to the Buyer for all reasonable actual
-------
costs and expenses incurred by the Buyer (up to a maximum of $3.3 million) in connection with the Contemplated Transactions and a "break-up" fee of $3.7 million. The Seller agrees to pay to the Buyer upon demand the amount of such costs and expenses (upon presentation to the Seller of reasonable evidence thereof) up to the aforesaid maximum and the "break-up" fee.

     Notwithstanding any termination under this Section 8, the confidentiality provisions contained in Section 6(a) shall survive termination and the Buyer's right to pursue all legal remedies at law and as specified herein with respect to fraud or intentional misconduct of the Seller shall survive such termination unimpaired.

9.   ADDITIONAL CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS

     The Seller's obligations to consummate the Contemplated Transactions are subject to the satisfaction and occurrence, on or before the Closing, of each and all of the following conditions precedent, any or all of which may be waived in whole or in part in writing by the Seller in its sole and absolute discretion:

     (a) the representations and warranties set forth in Section 5 shall be true and correct in all material respects at and as of the Closing Date;

     (b) the Buyer shall have performed and complied with, in all material respects, each of its covenants required by this Agreement to be performed or complied with on or before the Closing;

     (c) there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the Contemplated Transactions;

     (d) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

     (e) there shall have been delivered to the Seller a certified copy of the resolutions duly adopted by the Buyer's board of directors authorizing the execution, delivery and performance of this Agreement, certified by the Buyer's Secretary; and

     (f) all actions to be taken by the Buyer in connection with consummation of the Contemplated Transactions and all certificates, instruments and other documents required to effect the Contemplated Transactions hereby shall be reasonably satisfactory in form and substance to the Seller.

10.  CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS

     The Buyer's obligations to consummate the Contemplated Transactions are subject to the satisfaction and occurrence, on or before the Closing, of each and all of the following conditions precedent, any or all of which may be waived in whole or in part in writing by the Buyer in its sole and absolute discretion:

     (a) the representations and warranties set forth in Sections 3 and 4 shall be true and correct in all material respects at and as of the Closing Date;

     (b) the Seller shall have performed and complied with, in all material respects, each of its covenants required by this Agreement to be performed or complied with on or before the Closing;

     (c) there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the Contemplated Transactions;

     (d) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

     (e) there shall have been delivered to the Buyer a certified copy of the resolutions duly adopted by the Seller's board of directors authorizing the execution, delivery and performance of this Agreement, certified by the Seller's Secretary;

     (f) all actions to be taken by the Seller in connection with consummation of the Contemplated Transactions and all certificates, instruments and other documents required to effect the Contemplated Transactions shall be reasonably satisfactory in form and substance to the Buyer;

     (g) Buyer shall have received the proceeds of the financing contemplated by the Updated Finance Letter;

     (h)  there shall not have occurred a Material Adverse Effect;

     (i) all consents set forth on Schedule 4(l)(ii), or the absence of which could reasonably be entitled to have a Material Adverse Effect, shall have been obtained;

     (j) Rugby shall have executed and delivered to the Buyer a non-competition agreement containing terms and conditions reasonably satisfactory to the Buyer, including the terms attached hereto as Exhibit l0(j); and

     (k) the Company and each of James P. Tees, Douglas G. McDonald, Robert H. Stevenson and Patrick H. Peyton shall have executed and delivered a non-competition agreement in the form of Exhibit 10(k).

11.  TERMINATION

     (a) TERMINATION EVENTS. This Agreement may be terminated before the Closing as follows:

          (i)   by mutual written consent of the Seller and the Buyer;

          (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time before the Closing only:

                (A) if the Seller has breached any material representation or warranty set forth in Sections 3 or 4 or if the Seller has breached any covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach; or

                (B) if the Closing shall not have occurred on or before November 30, 1998, by reason of the failure of any condition precedent under
Section 10 (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement); or

                (C) if either of the Finance Letters has been withdrawn or the Updated Finance Letter has been withdrawn;

          (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time before the Closing only:

                (A) if the Buyer has breached any material representation or warranty in Section 5 or if the Buyer has breached any covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach; or

                (B) if the Closing shall not have occurred on or before November 30, 1998, by reason of the failure of any condition precedent under
Section 9 (unless the failure results primarily from the Seller itself breaching any representation, warranty or covenant contained in this Agreement).

     (b) EFFECT OF TERMINATION. If either party terminates this Agreement pursuant to Section 11(a), all rights and obligations of the parties hereunder shall terminate without any liability of either party to the other party (except for any liability of the party then in breach);

provided, however, that the confidentiality provisions contained in Section 6(a)
--------  -------
shall survive termination; and further provided, however, that if this Agreement
                                       --------  -------
is terminated by either party because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its covenants, agreements or obligations under this Agreement, then the terminating party's right to pursue all legal remedies at law and as specified herein shall survive such termination unimpaired.

12.  INDEMNIFICATION

     (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller contained in this Agreement, the Disclosure Schedule and any certificate, delivered pursuant to this Agreement (collectively, the "Acquisition Documents"), shall survive the Closing until the second anniversary
----------------------
of the Closing Date; provided, however, that (i) the representations and
                     --------  -------
warranties dealing with tax matters shall survive as provided in Section 14,
(ii) insofar as any claim is made by the Buyer for the breach of any representation or warranty of the Seller contained herein relating to environmental matters, such representations and warranties shall, for purposes of such claims by the Buyer, survive the Closing Date until the tenth anniversary of the Closing Date and (iii) insofar as any claim is made by the Buyer for a breach of the representations and warranties specified in Section 4(b), such representations and warranties shall, for the purposes of such claims by the Buyer, survive forever. Neither the period of survival nor the liability of the Seller with respect to the Seller's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Buyer. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Buyer to the Seller, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

     (b)  INDEMNIFICATION BY THE SELLER.

          (i) The Buyer and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Buyer Indemnified Party") shall be
                                        -----------------------
indemnified and held harmless by the Seller for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including any action brought or otherwise initiated by any of them (hereinafter a "Loss"), arising out of or resulting
                                         ----
from:

               (1) the breach of any representation or warranty made by the Seller contained in the Acquisition Documents; or

               (2) the breach of any covenant or agreement by the Seller contained in the Acquisition Documents or by RBP contained in the Pomona License or the Distributor Agreements; or

               (3) Environmental Claims and Third Party Claims related to the Environment and Environmental Claims constituting Off-Site Environmental Matters to the extent arising out of any action, inaction, event, condition, liability, or obligation of the Company or any Predecessor, the Seller, or any of its Affiliates, the Real Property, Assets or formerly owned or operated real property occurring or existing prior to the Closing to the extent asserted on or before the tenth year anniversary of the Closing (other than Aeroquip Claims); or

               (4) Pre-Closing Wage Claims and Pre-Closing Employee Claims.

To the extent that the Seller's undertakings set forth in this Section 12(b) may be unenforceable, the Seller shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by the Buyer and the Company. Notwithstanding the foregoing, the Seller shall have no indemnification obligation to the Buyer with respect to any liability or obligation (including any estimation thereof) specifically reflected in the Closing Net Operating Assets Statement.

          (ii) A Buyer Indemnified Party shall give the Seller notice of any matter which a Buyer Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Seller under this Section 12 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Section 12 ("Third Party Claims") shall
                                                      ------------------
be governed by and contingent upon the following additional terms and conditions: if a Buyer Indemnified Party shall receive notice of any Third Party Claim, Buyer Indemnified Party shall give the Seller notice of such Third Party Claim within thirty (30) days of the receipt by the Buyer Indemnified Party of such notice; provided, however, that the failure to provide such notice shall
             --------  -------
not release the Seller from any of its obligations under this Section 12 except to the extent the Seller is materially prejudiced by such failure and shall not relieve the Seller from any other obligation or Liability that it may have to any Buyer Indemnified Party otherwise than under this Section 12. If the Seller acknowledges in writing its obligation to indemnify the Buyer Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Seller shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five (5) days of the receipt of such notice from the Buyer Indemnified Party; provided, however, that
                                                         --------- -------
if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Buyer Indemnified Party, in its sole and absolute discretion, for the same counsel to represent both the Buyer Indemnified Party and the Seller, then the Buyer Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Buyer Indemnified Party determines counsel is required, at the expense of the Seller. In the event the Seller exercises the right to undertake any such defense against any such Third Party

Claim as provided above, the Buyer Indemnified Party shall cooperate with the Seller in such defense and make available to the Seller, at the Seller's expense, all witnesses, pertinent records, materials and information in the Buyer Indemnified Party's possession or under the Buyer Indemnified Party's control relating thereto as is reasonably required by the Seller. Similarly, in the event the Buyer Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Seller shall cooperate with the Buyer Indemnified Party in such defense and make available to the Buyer Indemnified Party, at the Seller's expense, all such witnesses, records, materials and information in the Seller's possession or under the Seller's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be sealed by the Seller without the prior written consent of the Buyer Indemnified Party.

     (c) LIMITS ON INDEMNIFICATION. Notwithstanding anything to the contrary contained in this Agreement (other than Section 12(d)), the maximum amount of indemnifiable Losses which may be recovered from the Seller arising out of or resulting from the causes enumerated in (i) Sections 12(b)(i)(1), (2) and (4) shall be an amount equal to $20 million (the "General Cap") and (ii) Section 12(b)(i)(3) shall be an amount equal to $20 million (the "Environmental Cap") plus, if necessary, any unutilized portion of the $20 million as set forth in clause (i) hereof which may be utilized only prior to the second anniversary of the Closing; provided, however, that such $20 million limitation will not apply
             --------  -------
to a breach of Section 4(b). No claim may be made by the Buyer with respect to indemnifiable Losses under Sections 12(b)(i)(1), (2) and (4) until the aggregate of all indemnifiable Losses thereunder exceeds $500,000, after which the Seller shall indemnify the Buyer, subject to the General Cap as applicable, for all such Losses (inclusive of the first $500,000). No claim may be made by the Buyer with respect to indemnifiable Losses under Section 12(b)(i)(3) until the aggregate of all indemnifiable Losses thereunder exceeds $500,000, after which the Seller shall indemnify the Buyer subject to the Environmental Cap (plus, if necessary, any unutilized portion of the General Cap as aforesaid for all such Losses (inclusive of the first $500,000)).

     (d) TAX MATTERS. Anything in this Section 12 (except for the specific reference to

TAX MATTERS IN SECTIONS 14(A) AND (E)) TO THE CONTRARY NOTWITHSTANDING, THE RIGHTS AND OBLIGATIONS OF THE PARTIES WITH RESPECT TO INDEMNIFICATION FOR ANY AND ALL TAX MATTERS SHALL BE GOVERNED BY SECTION 14.

     (e)  INDEMNIFICATION BY THE BUYER.

          (i) The Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Seller Indemnified Party") shall be
                                        ------------------------
indemnified and held harmless by the Buyer for any and all Losses arising out of or resulting from:

               (1) the breach of any representation or warranty made by the Buyer contained in the Acquisition Documents; or

               (2) the breach of any covenant or agreement by the Buyer contained in the Acquisition Documents.

To the extent that the Buyer's undertakings set forth in this Section 12(e) may be unenforceable, the Buyer shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by the Seller.

          (ii) A Seller Indemnified Party shall give the Buyer notice of any matter which a Seller Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Buyer under this Section 12 with respect to Losses arising from Third Party Claims shall be governed by and contingent upon the following additional terms and conditions: if a Seller Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Buyer notice of such Third Party Claim within thirty (30) days of the receipt by the Seller Indemnified Party of such notice; provided,
                                                                    ---------
however, that the failure to provide such notice shall not release the Buyer
-------
from any of its obligations under this Section 12 except to the extent the Buyer is materially prejudiced by such failure and shall not relieve the Buyer from any other obligation or Liability that it may have to any Seller Indemnified Party otherwise than under this Section 12. If the Buyer acknowledges in writing its obligation to indemnify the Seller Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Buyer shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Seller Indemnified Party within five (5) days of the receipt of such notice from the Seller Indemnified Party; provided, however, that if there
                                               --------- -------
exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Seller Indemnified Party, in its sole and absolute discretion, for the same counsel to represent both the Seller Indemnified Party and the Buyer, then the Seller Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Seller Indemnified Party determines counsel is required, at the expense of the Buyer. In the event the Buyer exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Seller Indemnified Party shall cooperate with the Buyer in such defense and make available to the Buyer, at the Buyer's expense, all witnesses, pertinent records, materials and information in the Seller Indemnified Party's possession or under the Seller Indemnified Party's control relating thereto as is reasonably required by the Buyer. Similarly, in the event the Seller Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Buyer shall cooperate with the Seller Indemnified Party in such defense and make available to the Seller Indemnified Party, at the Buyer's expense, all such witnesses, records, materials and information in the Buyer's possession or under the Buyer's control relating thereto as is reasonably required by the Seller Indemnified Party. No such Third Party Claim may be sealed by the Buyer without the prior written consent of the Seller Indemnified Party.

     (f) TAX EFFECTS OF INDEMNIFICATION ON PAYMENT. Except for payments made under Sections 12 or 14 which payments are properly characterized as an adjustment to Purchase Price under Section 12(i) below, any payment to the Indemnified Party shall be increased by the amount of any Tax cost to the Indemnified Party of the receipt of the indemnification payments. Any payments to be made to an Indemnified Party shall be reduced (but not below zero) by an amount equal to the Tax Benefits to the Indemnified Party, if any, attributable to the Loss giving rise to such payment. For purposes of indemnification payments relating to Taxes, the indemnification payment shall be reduced (but not below zero) by the Tax Benefit to the Indemnified Party, if any, attributable to (or arising out of) the adjustment giving rise to the indemnification payment.

     (g) INSURANCE COVERAGE. The parties shall make appropriate adjustments for insurance coverage in determining the Loss for purposes of this Section 12. The Buyer shall use (and shall cause the Company to use) reasonable efforts to collect the proceeds of any available insurance which would have the effect of reducing any Loss (in which case the net proceeds thereof shall reduce such Loss). If the Seller shall have made any indemnification payments prior to the collection of such proceeds, the Buyer shall remit to the Seller the amount of such proceeds (net of the cost of collection thereof) to the extent of the indemnification payments received in respect of such Loss. Notwithstanding any provision herein to the contrary, the provisions of this Section 12(g) shall in no event delay the Seller's obligations to make payment to the Buyer with respect to Losses as a result of the lack of final determination of the scope of insurance coverage.

     (h) SOLE REMEDY. The indemnification provisions set forth in Section 12(a) shall be the Buyer's sole remedy for breach by the Seller of any representation, warranty or covenant of the Seller in the Acquisition Documents (other than the indemnification obligations of the Seller under Section 14(a)(i)) except in the case of fraud or intentional misconduct on the part of the Seller. The indemnification provisions set forth in Section 12(e) shall be the Seller's sole remedy for breach by the Buyer of any representation, warranty or covenant of the Buyer in this Agreement (other than the indemnification obligations of the Buyer under Section 14(a)(ii)) or any certificate delivered by the Buyer pursuant to this Agreement except in the case of fraud or intentional misconduct of the Buyer.

     (i) CHARACTERIZATION OF INDEMNIFICATION PAYMENTS. Notwithstanding anything to the contrary contained herein, all amounts paid by the Buyer or the Seller, as the case may be, under the terms of this Section 12 or under Section 14 shall be treated, to the extent allowed under applicable Tax Law as adjustments to the Purchase Price, and each of the Buyer and the Seller expressly covenants and agrees to treat all such payments as Purchase Price adjustments to the greatest extent possible under applicable Tax Laws. To the extent any payment made under this Section 12 or Section 14 is not permitted to be treated as a Purchase Price adjustment under applicable Tax Laws, the amount of such payment shall be adjusted in accordance with Section 12(f) to take into account the Tax Benefit and/or Tax cost, if any, resulting from such payment.

13.  GUARANTY OF AEROQUIP PERFORMANCE

     Subject to the terms and conditions set forth in this Section 13, the Seller guarantees to the Buyer the due performance by Aeroquip of its obligations to the Company with respect to any Aeroquip Claim that are not promptly fulfilled by Aeroquip, provided that the Buyer and/or the Company, as the case may be, have abided by the following terms and conditions (the

"Seller's Guaranty"):
------------------

     (a) the Buyer has caused the Company to have complied in all material respects with the terms of the Aeroquip Agreements such that Aeroquip's failure to perform is not excused by the Company's failure to perform;

     (b) the Buyer will cause the Company to enforce, to the fullest extent permitted by law and in a timely manner and consistent with the Aeroquip Agreements, the obligations of Aeroquip and the rights of the Company under the Aeroquip Agreements, including the Company's commencement and prosecution of litigation, mediation or arbitration against Aeroquip;

     (c) with respect to any Aeroquip Claim which the Company determines to assert against Aeroquip under the Aeroquip Agreements, the Buyer will:

         (i) advise the Seller of any failure or refusal of Aeroquip to honor any Aeroquip Claim asserted against Aeroquip or to perform any of its obligations under the Aeroquip Agreements with respect to any Aeroquip Claim and promptly furnish to the Seller copies of any correspondence between the Company and/or the Buyer and Aeroquip with respect to any such failure or refusal;

         (ii) promptly furnish to the Seller a copy of any such Aeroquip Claim in the form delivered to Aeroquip and promptly advise the Seller of any failure or refusal of Aeroquip to honor any Aeroquip Claim asserted against Aeroquip or to perform any of its obligations under the Aeroquip Agreements with respect to any Aeroquip Claim;

         (iii) promptly furnish to the Seller a copy of the complaint in any lawsuit or claim in any mediation or arbitration filed by the Company against Aeroquip on or with respect to any Aeroquip Claim, Aeroquip's response thereto, all material pleadings related thereto and correspondence with Aeroquip relating thereto, and correspondence with Aeroquip relating thereto; and

         (iv) furnish to the Seller no less frequently than quarterly reports on the status of any pending Aeroquip Claims;

     (d) the Buyer will cause the Company not to amend or modify the Aeroquip Agreements in any material respect without the prior written consent of the Seller, which consent will not be unreasonably withheld; any material amendment or modification effected without the Seller's consent will constitute a complete discharge of the Seller's obligations under this Section 13 with respect solely to the issue or issues that is or are the subject of such material amendment or modification;

     (e) any waiver by the Company of an Aeroquip breach or non-performance of any obligation with respect to any Aeroquip Claim, or settlement by the Company of any Aeroquip Claim, without the Seller's prior written consent, which will not be unreasonably withheld, will constitute a full and complete waiver and release by the Buyer and the Company of the Seller's obligations, if any, under this Section 13 with respect to such Aeroquip Claim;

     (f) the Buyer will not, and will cause the Company not to, oppose the Seller's intervening in any lawsuit, mediation or arbitration filed by the Company against Aeroquip with respect to any Aeroquip Claim, to the extent that such intervention does not violate or void any Aeroquip Agreement; provided,
                                                                   ---------
however, that nothing in this Section 13 will obligate the Seller to intervene
-------
in any such lawsuit, mediation or arbitration;

     (g) the Buyer's rights under this Section 13 are not assignable or transferable, and such rights will terminate upon a change of fifty percent (50%) or greater of the equity ownership of the Company, in each case if either
(i) such assignment purports to assign the Buyer's rights under this Section 13 without the assignee assuming the Buyer's related obligations under this Section 13 or (ii) upon consummation of such assignment or change of control, the assignee or the Company, respectively, does not have rights under the Aeroquip Agreements related to the assigned assets or the Company, respectively; and

     (h) the Buyer acknowledges and agrees that the obligations of the Seller under this Section 13 are no greater than those of Aeroquip under the Aeroquip Agreements, and further that the Seller's obligations are subject to the Environmental Cap plus the unutilized portion of the General Cap as set forth in
Section 12.

     So long as the Buyer and the Company, as the case may be, have abided by and are in compliance with the foregoing terms and conditions, the Seller agrees that, upon the Company's written notice to the Seller of its claim on the Seller's Guaranty under this Section 13 (a "Guaranty Claim") accompanied by
                                            --------------
evidence of a judgment or mediation or arbitral award against Aeroquip with respect to an Aeroquip Claim, the Seller will promptly pay to the Company the amount of such judgment or award without any reduction. Coincident to such payment by the Seller, the Buyer will cause the Company to assign (without recourse) to the Seller such judgment or award, and further the Buyer will, and will cause the Company to, cooperate with the Seller in its efforts to collect on the judgment or award against Aeroquip and, in so doing, to make available to the Seller, at the Buyer's expense, all such witnesses, along with records, materials and information in the Buyer's or the Company's (or their counsel's) possession or control relating thereto, as is reasonably required by the Seller.

     The Buyer agrees that the Seller's Guaranty will be the sole right and remedy of the Buyer for any Aeroquip Claim and for any breach of representation, warranty or covenant of the Seller in the Acquisition Documents with respect to any Environmental matter which is, and only to the extent that it is, an Aeroquip Claim except in the case of fraud or intentional misconduct on the part of the Seller. The Buyer further agrees that the Seller's Guaranty will terminate on the tenth anniversary of the Closing; provided, however, that if a
                                                   --------- -------
claim under the Seller's Guaranty has been given to the Seller prior to the tenth anniversary of the Closing, then the Seller's Guaranty shall survive as to such claim until it has been finally resolved. The Buyer further agrees that the Seller's liability under the Seller's Guaranty shall be subject to the Environmental Cap with respect to indemnifiable Losses under Section 12(b)(i)(3) (and any unutilized portion of the General Cap prior to the second anniversary of the Closing) and any payments made by the Seller under the Seller's Guaranty will be aggregated with indemnifiable Losses (and the payments thereof) under
Section 12(b)(i)(3) for purposes of such Environmental Cap and vice versa.

14.  TAX MATTERS

     (a)  ALLOCATION OF LIABILITY FOR TAXES.

          (i) The Seller will be liable for, and will indemnify and hold harmless the Buyer and the Company from and against, any and all federal, state and local income Taxes or other Taxes based upon net income (however defined) and sales and use taxes imposed on or with respect to the Company or its assets, operations, ownership or activities for any Pre-Closing Period, including any Taxes resulting from the election under Section 338(h)(10) of the U.S. Code.

          (ii) The Buyer will be liable for, and will indemnify and hold harmless the Seller from and against, any and all Taxes imposed on or with respect to Buyer or its assets, operations, ownership or activities for any Post-Closing Period.

          (iii) Notwithstanding any provision in this Agreement to the contrary, the obligations of the Seller to indemnify and hold harmless the Buyer Indemnified Parties pursuant to this Section 14, and the representations and warranties contained in Section 4(r), shall terminate at the close of business on the 60th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

          (iv) Notwithstanding anything to the contrary contained herein, under no circumstances shall the Seller be responsible to indemnify the Buyer under this Section 14 for any Taxes relating to any Pre-Closing Period or any Post-Closing Period of any Straddle Period which Taxes have caused a negative adjustment to the Preliminary Purchase Price and/or the Purchase Price under
Section 2(e).

     (b)  PRORATION OF TAXES.

          (i) METHOD OF PRORATION. For purposes of the allocations under Section 14(a), Tax items shall be apportioned between the Pre-Closing Period and the Post-Closing Period based on a closing of the books and records of the Company as of the Closing Date (provided that (A) any Tax item incurred by reason of the transactions occurring on or before the Closing Date (including any Tax item resulting from the election under Section 338(h)(10) of the U.S. Code) as contemplated by this Agreement shall be treated as occurring in a Pre-Closing Period and (B) depreciation, amortization, depletion, property Taxes and other similar Tax items determined by reference to the ownership of the Seller's assets rather than by the operation of the Seller's business shall be apportioned on a daily pro-rata basis for purposes of allocating such items between the Pre-Closing Period and the Post-Closing Period (including any Straddle Period). In general, Tax items shall be apportioned between the Pre-Closing Period and the Post-Closing Period in accordance with U.S. Treasury Regulation Section l.1502-76(b), provided that such regulation shall be interpreted in a manner which is consistent with the manner of apportionment described in the immediately preceding sentence.

          (ii) NO CONTRARY ELECTIONS. The Seller and the Buyer will not exercise any option or election (including any election to ratably allocate a Tax year's items under U.S. Treasury Regulation Section 1.1502-76(b)(2)(ii)) to allocate Tax items in a manner inconsistent with Section 14(b)(ii).

     (c)  REFUNDS OF TAXES; AMENDED RETURNS; CARRYOVERS.

          (i) REFUNDS. Subject to Section 14(c)(iii), if the Buyer receives a Tax refund with respect to Taxes arising in a Pre-Closing Period (other than any refund reflected as a receivable on the Closing Balance Sheet), the Buyer will pay, within the thirty (30) days following the receipt of such Tax refund, the amount of such Tax refund to the Seller. If the Seller receives a Tax refund with respect to Taxes arising in any Post-Closing Tax Period, the Seller will pay, within the thirty (30) days following the receipt of such Tax refund, the amount of such Tax refund to the Buyer.

          (ii)  AMENDED TAX RETURNS.

                (A) Subject to Section 14(d)(iii), any amended Tax Return or claim for Tax refund for any Pre-Closing Period other than a Straddle Period shall be filed, or caused to be filed, only by the Seller. The Seller shall not, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed), make or cause to be made any such filing, to the extent such filing, if accepted, reasonably might change the Tax liability of the Buyer for any Tax Period.

                (B) An amended Tax Return or claim for Tax refund for any Straddle Period shall be filed by the party responsible for filing the original Tax Return hereunder if either the Buyer or the Seller so requests, except that such filing shall not be done without the consent (which shall not be unreasonably withheld or delayed) of the Buyer (if the request is made by the Seller) or of the Seller (if the request is made by the Buyer).

                (C) Any amended Tax Return or claim for Tax refund for any Post-Closing Period other than a Straddle Period shall be filed, or caused to be filed, only by the Buyer. The Buyer shall not, without the prior written consent of the Seller (which consent shall not be unreasonably withheld or delayed), file, or cause to be filed, any amended Tax Return or claim for Tax refund for any Post-Closing Period to the extent that such filing, if accepted, reasonably might change the Tax liability of the Seller for any Pre-Closing Period.

         (iii) CARRYBACKS. If any Tax loss or credit with respect to the Company arising in a Post-Closing Period may be carried back and included in any Tax Return filed or caused to be filed by the Seller with respect to the Company for any Pre-Closing Period, the Buyer may elect (at its expense) to carry back such Tax items (subject to the Seller's consent, which consent shall not be unreasonably withheld or delayed), in which case the Seller shall pay to the Buyer an amount equal to the Tax Benefit resulting from such carryback of Tax loss or credit, provided that the Seller shall not be required to file any carryback claim unless the Buyer so requests in writing and agrees to pay the reasonable expenses related to the claim for refund.

     (d) PREPARATION AND FILING OF TAX RETURNS.

         (i) THE SELLER'S RESPONSIBILITIES. The Seller shall have the right anti obligation to timely prepare and file, and cause to be timely prepared and filed, when due any Tax Return that is required to include the assets, operations or activities of the Company for Tax Periods ending on or before the Closing Date.

         (ii) THE BUYER'S RESPONSIBILITIES. The Buyer shall have the right and obligation to timely prepare and file, and cause to be timely prepared and filed, when due: (a) all Tax Returns that are required to include the assets, operations, or activities of the Company for any Tax Periods ending after the Closing Date (including all Straddle Period Returns). The Seller shall reimburse the Buyer for any Taxes of the Company with respect to Pre-Closing Periods of any Straddle Periods within forty-five (45) days of receipt of a notice from Buyer of the amount of such Taxes (including the pertinent draft Tax Return for such Straddle Period).

         (iii)  PREPARATION OF TAX RETURNS.

                (A) The Seller shall prepare and provide to the Buyer such Tax information as is reasonably requested by the Buyer with respect to the assets, operations or activities of the Company for the Pre-Closing Period to the extent such information is relevant to any Tax Return which the Buyer has the right and obligation hereunder to file.

               (B) The Seller shall, on the one hand, or the Buyer shall, on the other hand, with respect to any Tax Return which such party is responsible hereunder for preparing and filing, or causing to be prepared and filed, make such Tax Return and related work papers available for review by the other party if the Tax Return (x) is with respect to Taxes for which the other party or one of its Affiliates may be liable hereunder or under applicable tax law, or (y) claims Tax Benefits which the other party or one of its Affiliates is entitled to receive hereunder. The filing party shall use its reasonable best efforts to make Tax Returns available for review as required under this Section 14(d)(iii) sufficiently in advance of the due date for filing such Tax Returns to provide the non-filing party with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing, accepting the position of the filing party unless such position is contrary to the provisions of Section 14(d)(iv) hereof.

          (iv) CONSISTENCY OF ACCOUNTING METHOD. Any Tax Return which includes or is based on the assets, operation or activities of the Company or for any Pre-Closing Period, and any Tax Return which includes or is based on the assets, operations or activities of the Company for any Post-Closing Period to the extent the items reported on such Tax Return might reasonably increase any Tax liability of the Seller for any Pre-Closing Period or any Straddle Period shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the applicable Tax Law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable Tax Law), in accordance with reasonable Tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

     (e)  TAX CONTROVERSIES; ASSISTANCE AND COOPERATION.

          (i) NOTICE. In the event any Tax Authority informs the Seller, on the one hand, or the Buyer or Company, on the other hand, of any notice of proposed audit, claim, assessment or other dispute concerning an amount of Taxes with respect to which the other party may incur liability hereunder, the party so informed shall promptly notify the other party of such matter. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Tax authority with respect to such matter. If an Indemnified Party has Knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to provide prompt notice to the Indemnifying Party of such asserted Tax liability, then (A) if the Indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for Taxes arising out of such asserted Tax liability, and (B) if the Indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to provide prompt notice results in a monetary detriment to the Indemnifying Party, then any amount which the

Indemnifying Party is otherwise required to pay the Indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

          (ii) CONTROL RIGHTS. The filing party under this Section 14 shall control any audits, disputes, administrative, judicial or other proceedings related to Taxes with respect to which either party may incur liability hereunder. Subject to the preceding sentence, in the event an adverse determination may result in each party having responsibility for any amount of Taxes under this Section 14, each party shall be entitled to fully participate in that portion of the proceedings relating to the Taxes with respect to which it may incur liability hereunder. For purposes of this Section 14(e)(ii), the term "participation" shall include (A) participation in conferences, meetings or proceedings with any Tax Authority, the subject matter of which includes an item for which such party may have liability hereunder, (B) participation in appearances before any court or tribunal, the subject matter of which includes an item for which a party may have liability hereunder, and (C) with respect to the matters described in the preceding clauses (A) and (B), participation in the submission and determination of the content of the documentation, protests, memorandum of fact and law, briefs, and the conduct of oral arguments and presentations.

          (iii) CONSENT TO SETTLEMENT. The Buyer and the Seller shall not agree to settle any Tax liability or compromise any claim with respect to Taxes, which settlement or compromise may affect the liability for Taxes hereunder (or right to tax benefit) of the other party, without such other party's consent (which consent shall not be unreasonably withheld or delayed).

          (iv) EXPENSES. The Buyer and the Seller shall bear their own expenses incurred in connection with audits and other administrative judicial proceedings relating to Taxes for which such party and its Affiliates are liable under this
Section 14.

          (v) ASSISTANCE AND COOPERATION. The Seller, on the one hand, and the Buyer and Company, on the other hand, shall cooperate (and cause their Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Company, including (A) preparation and filing of Tax Returns, (B) determining the liability and amount of any Taxes due or the right to and amount of any refund of Taxes, (C) examinations of Tax Returns, and (D) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include each party making all information and documents in its possession relating to the Company available to the other party and providing powers of attorney and filing of forms and documents consistent with the provisions of this Agreement, in connection with any Tax disputes. The parties shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any party, any extension thereof) of the Tax Period to which such Tax Returns and other documents and information relate. Each of the parties also shall make available to the other party, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes, and personnel reasonably required as Witnesses or for purposes of providing, information or documents in connection with any administrative or judicial proceedings relating to Taxes.

     (f) TERMINATION OF TAX ALLOCATION AGREEMENTS. As of the Closing Date, the Seller shall cause all Tax allocation, Tax sharing, Tax reimbursement and similar agreements or arrangements between the Seller and its Affiliates, on the one hand, and the Company, on the other hand, to be extinguished and terminated with respect to the Company and any rights or obligations existing under any such agreement or arrangement to be no longer enforceable.

     (g)  ELECTION UNDER SECTION 338(h)(10).

          (i) SECTION 338(h)(10) ELECTION. The Buyer and the Seller shall make an election under Section 338(h)(10) of the U.S. Code (and any comparable election under state, local or foreign tax law) with respect to the acquisition of the Company by the Buyer. The Buyer and the Seller shall cooperate fully with each other in the making of such election. In particular, the Buyer shall be responsible for the preparation and filing of all Tax Returns and forms (the "Section 338 Forms") required under applicable Tax Law to be filed in connection
------------------
with making the Section 338(h)(10) election. The Seller shall deliver to the Buyer, within twenty (20) days prior to the date the Section 338 Forms are required to be filed, such documents and other forms as reasonably requested by the Buyer to properly complete the Section 338 Forms.

          (ii) PURCHASE PRICE ALLOCATIONS. The Buyer and the Seller shall allocate the Purchase Price in the manner required by Section 338 of the U.S. Code. Such allocation shall be used for purposes of determining the modified aggregate deemed sales price under the U.S. Code and in reporting the deemed sale of assets of the Company in connection with the Section 338(h)(10) election.

          (iii) PREPARATION OF TAX FORMS. The Buyer shall initially prepare a completed set of Section 338 Forms and any additional data or materials required to be attached to the Section 338 Forms, including a proposed allocation of the Purchase Price among the Company's assets. The Buyer shall deliver said forms to the Seller for review no later than forty-five (45) days prior to the date the Section 338 Forms are required to be filed. In the event the Seller objects to the manner in which the Section 338 Forms have been prepared, the Seller shall notify the Buyer within fifteen (15) days of receipt of the Section 338 Forms of such objection, and the parties shall endeavor within the next fifteen
(15) days in good faith to resolve such dispute. If the parties are unable to resolve such dispute within said fifteen (15) day period, the Buyer and the Seller shall submit such dispute to an independent accounting firm of international reputation (after excluding their respective regular outside accounting firms)(the "Allocation Arbiter") selected by the Buyer and the
                       ------------------
Seller. Promptly, but not later than fifteen (15) days after its acceptance of appointment hereunder, the Allocation Arbiter will determine

(based solely on presentations of the Buyer and the Seller and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting preparation of the Section 338 Forms shall be conclusive and binding upon the parties.

          (iv) FEDERAL INCOME TAXES. The Seller shall be responsible for all federal income Taxes attributable to the Company for periods ending on or before the Closing Date (including any Tax resulting from the U.S. Code Section 338(h)(10) election). The Buyer shall be responsible for all federal income Taxes of the Company for periods ending after the Closing Date.

          (v) OTHER TAX JURISDICTIONS. The Seller shall be liable for any state, local or foreign Tax attributable to an election under the state, local or foreign law similar to the election available under Section 338(h)(10) of the U.S. Code. Further, if a state, local or foreign jurisdiction does not have provisions similar to the election available under Section 338(h)(10) of the U.S. Code, the Seller will be liable for any Tax imposed on the Company by such state, local or foreign jurisdiction resulting from the Contemplated Transactions. The Seller will be liable for non-federal income Taxes of the Company ending on or before the Closing Date, and the Buyer and the Company will be liable for non-federal income Taxes of the Company for periods ending after the Closing Date (other than Taxes with respect to any Pre-Closing Period of any Straddle Period, which Taxes shall be the responsibility of the Seller).

  15. COSTS AND EXPENSES

      (a) COSTS AND EXPENSES OF THE SELLER. The Seller shall pay all of its costs and expenses in connection with this Agreement and the Contemplated Transactions, including legal and accounting fees and all other costs and expenses incurred in connection with the performance by the Seller of all of its covenants, agreements, duties and obligations hereunder. The Seller shall pay one-half of the filing fee under the HSR Act.

      (b) COSTS AND EXPENSES OF THE BUYER. Except as otherwise contemplated pursuant to Section 8, the Buyer shall pay all of its costs and expenses in connection with this Agreement and the Contemplated Transactions, including legal and accounting fees and all other costs and expenses incurred in connection with the performance by the Buyer of all of its covenants, agreements, duties and obligations hereunder. The Buyer shall pay one-half of the filing fee under the HSR Act.

16.   FURTHER ASSURANCES

      If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties shall take such further action, including the execution and delivery of such further instruments and documents, as the other party reasonably may request. Such action shall be taken at the sole cost and expense of the requesting party, unless the requesting party is entitled to indemnification therefor under Sections 12 or 14.

17.  MISCELLANEOUS

     (a) RELEASE OF INDEMNITY OBLIGATIONS. The Seller agrees, on or prior to the Closing, to execute and deliver to the Company, for the benefit of the Company a general release and discharge, in form and substance satisfactory to the Buyer releasing and discharging the Company from any and all obligations to indemnify the Seller or otherwise hold it harmless pursuant to any agreement or other arrangement entered into prior to the Closing.

     (b) PAYMENT OF TRANSACTION INDUCED PAYMENTS. The Seller agrees to pay all Transaction Induced Payments.

     (c) PREPARATION OF FINANCIAL STATEMENTS. The Seller agrees to use its commercially reasonable efforts to obtain the assistance of Seller's Accountants in connection with the proposed financing by the Buyer of the Contemplated Transactions (including any subsequent registered exchange offer related thereto) and agrees to cause the Financial Statements and the interim financial statements of the Company through and including the Company's second fiscal quarter (or third fiscal quarter in the event the condition described in Section 8 has not been satisfied by November 1, 1998) to conform with the requirements of Regulation S-X under the Securities Act no later than August 26, 1998 (or November 6, 1998 in the event the condition described in Section 8 has not been satisfied by November 1, 1998). The Buyer acknowledges and agrees that the Seller's Accountants will perform its normal client acceptance procedures with regard to any proposed financing or offering document or filing with the SEC.

     (d) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Subject to the provisions of this Section 17(d), neither party shall issue any press release or make any public announcement relating to the Contemplated Transactions (including the existence of this Agreement) before the Closing without the prior written approval of the other party. The parties expect and desire that the first such public announcement will occur on September 8, 1998. If, in the reasonable opinion of a party's counsel, a party becomes legally compelled (including pursuant to any rule or regulation promulgated by the SEC or any securities exchange) to disclose any of the Contemplated Transactions (including the existence of this Agreement), then that party shall provide the other party with Prompt Notice (as defined below) so that the other party may seek a protective order or other appropriate remedy or waive compliance with this Agreement. The term "Prompt Notice" means written notice given by a party to the other party as soon as reasonably possible after the party receives notice of its legal duty to disclose such information. If such protective order or other remedy is not obtained or the other party waives compliance with this Agreement, the party shall furnish only that portion of such information which it is advised by opinion of its counsel is legally required to be furnished, and the party shall exercise its reasonable efforts to obtain assurance from the Person to whom it furnishes such information that confidential treatment will be accorded such information.

     (e) NOTICES. All notices, consents, requests, claims, demands, instructions or other communications to be given hereunder by any either party shall be in writing. All such notices, consents, requests, claims, demands, instructions or other communications may be given personally, by registered or certified mail (with proof of receipt, postage and expenses prepaid, return receipt requested), express package service or telefax. All such notices shall be deemed to be received as follows: (i) if delivered personally, when received; (ii) if mailed, three (3) days after being mailed; (iii) if sent by express package service, when signed for; and (iv) if sent by facsimile, when the telefax has been transmitted over the telephone lines, as evidenced by a telefax confirmation report generated by the transmitting machine. Notices shall be addressed as follows:

         (i)   if to the Seller, to:

               Rugby USA, Inc.
               2575 Westside Parkway
               Suite 800
               Alpharetta, Georgia 30004
               Attention: Vice President-Finance
               Telefax No.: (770) 625-1899

               with copies to:

               The Rugby Group plc
               Crown House
               Rugby
               Warwickshire
               CV21 2DT
               England
               Attention: Company Secretary
               Telefax No.: 01788564457

               Baker & McKenzie
               Suite 3900
               One Prudential Plaza
               Chicago, Illinois 60601
               Attention: Edwin R. Dunn
               Telefax No.: (312) 861-2900

         (ii)  if to the Buyer, to:
               PII Third, Inc.
               2507 Post Road
               2nd Floor
               Southport, CT 06490
               Attention: President
               Telefax No.: (203) 256-3337
               and to:

               Genstar Capital LLC
               Metro Tower, Suite 1170
               950 Tower Lane
               Foster City, California 94404
               Attention: Andrew J. Gray
               Telefax No.:(650) 286-2383

               with a copy to:

               Brobeck, Phleger & Harrison LLP
               Spear Street Tower
               One Market
               San Francisco, California 94105
               Attention: Michael J. Kennedy
               Telefax No.: (415) 442-1010

or such other addresses as the parties may have furnished to each other pursuant to the provisions of this Section 17.

     (f) NO THIRD PARTY BENEFICIARIES; SUCCESSORS AND ASSIGNS. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that the Seller may assign this
                             --------  -------
Agreement and the entirety of its rights, interests and obligations hereunder to Gillingham or Rugby without the prior written consent of the Buyer provided that Rugby assumes all such obligations; and further provided that the Buyer may assign this Agreement and the entirety of its rights, interests and obligations hereunder to any Affiliate of the Buyer without the prior written consent of the Seller, provided that such Affiliate assumes all such obligations and further provided that the Buyer shall remain liable for its obligations hereunder.

     (g) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

     (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

     (i) SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to make such provision valid and enforceable under Law. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (j) HEADINGS. Section or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (k) CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder unless the context requires otherwise.

     (l) WAIVER. No breach of any provision hereof may be waived unless in writing. No waiver by either party of any default, misrepresentation, breach of warranty or covenant hereunder or any provision hereof, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or any provision hereof or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (m) AMENDMENT. This Agreement may be amended only by a written agreement executed by the parties.

     (n) PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural as the identity of the Person may require.

     (o) ENTIRE AGREEMENT. Except as set forth in Section 6(a) with respect to the Confidentiality Agreement, this Agreement, the Disclosure Schedule and the exhibits hereto embody the entire understanding of the parties and supersede any prior written or oral understandings, agreements or representations by or between the parties to the extent that they relate to the subject matter hereof, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to by reference herein or executed concurrently herewith.

     (p) INCORPORATION OF DISCLOSURE SCHEDULE AND EXHIBITS. The Disclosure Schedule and the Exhibits hereto are incorporated and made a part of this Agreement by reference.

     (q) RUGBY COVENANT. Rugby irrevocably undertakes to and covenants with the Buyer that it will cause its wholly owned subsidiary, Gillingham Portland Cement Company Limited ("Gillingham"):
                  ----------

     (i) (A) not to commence a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent, or to consent to the entry of a decree or order for relief in respect of the Seller in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Seller, or to file a petition or answer or consent seeking reorganization or relief under any applicable law, or to consent to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Seller or any substantial part of its property, or to make an assignment for the benefit of creditors, or to admit in writing its inability to pay its debts generally as they become due, or to take corporate action in furtherance of any such action;

            (B) procure that the Seller does not pay any dividend or make any other distribution whatsoever; or

            (C) not take any other action or procure that the Seller will not take any other action,

which may in any such case have the effect of reducing the shareholders' equity of the Seller below $60 million;

     (ii) procure that the Seller does not allow its external borrowings to exceed $50 million without the prior written consent of the Buyer;

     (iii) procure that the Seller does not reduce the total amount of the subordinated loan notes due to Rugby or its Affiliates below $120 million without the prior written consent of the Buyer; and

     (iv) procure that the Seller remains a direct or indirect wholly owned subsidiary of Rugby.

     In the event that this Agreement is assigned by the Seller to Rugby pursuant to Section 17(f), the foregoing undertakings and covenants shall terminate.

     (r) ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of any of the Acquisition Documents or the Exhibits to this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any of the Acquisition Documents or the Exhibits to this Agreement and to enforce specifically the terms and provisions of any of the Acquisition Documents or the Exhibits to this Agreement in any Federal or state court located in New York City, this being in addition to any other remedy to which they are entitled at law or equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal or state court in New York City in the event any dispute arises out of any of the Acquisition Documents or the Exhibits to this Agreement or any aspect of the Contemplated Transactions,
(ii) agrees that it
will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to any of the Acquisition Documents or the Exhibits to this Agreement or any aspect of the Contemplated Transactions in any court other than a Federal or state court sitting in New York City.

The parties have entered into this Agreement on the date first written above.



               RUGBY USA, INC.



                /s/  Deryck Michael Tyrrell
               ---------------------------------------------------
               By:   Deryck Michael Tyrrell
               Its:  Vice President



               PII THIRD, INC.


                /s/  Robert J. Muller
               ---------------------------------------------------
               By:   Robert J. Muller
               Its:  President and Chief Executive Officer



               THE RUGBY GROUP PLC
               (for the purpose of Sections 17(q) and (s) only)


                /s/  Deryck Michael Tyrell
               ---------------------------------------------------
               By:   Deryck Michael Tyrell
               Its:  Attorney in Fact

                               Exhibit 2(d)(iv)
                        Form of Distributor Agreements


                         PIONEER PLASTICS CORPORATION

                             PIONITE SOLID SURFACE

                             DISTRIBUTOR AGREEMENT
                             ---------------------

     Effective as of the date set forth below (the "Effective Date"), Pioneer Plastics Corporation, One Pionite Road, P.O. Box 1014, Auburn, Maine, USA 04211-1014 ("Pioneer"), and the party whose name appears below under the heading "DISTRIBUTOR" (the "Distributor"), agree as follows:

     1. APPOINTMENT. Pioneer is pleased to appoint the Distributor, and the Distributor agrees to serve, upon the terms and conditions described in this Agreement, as a distributor of the Pionite Products, limited to those listed on Pioneer's stock list for such products, as it may be revised by Pioneer and in effect from time to time, and, on special order, of custom made Pionite Products (the "Products"). The distributorship business conducted by the Distributor under this Agreement is hereinafter referred to as the "Distributorship Business." A copy of the currently effective stock list for Pionite Products is attached to this Agreement as Schedule A.

     The Distributor will not, while it is a distributor under the terms of this Agreement, distribute solid surface products, distributed or provided by any person other than Pioneer, without Pioneer's prior written consent.

     2. TERRITORY. The Distributor is authorized to promote and sell the Products within the geographic area or areas described on Schedule B (the "Territory"). The Distributor currently maintains and agrees to maintain at all time while this Agreement is in effect a suitable place or places of business in the Territory for the promotion and sale of the Products. The Distributor agrees to maintain a field sales force of adequate size to cover the Territory. The Distributor agrees to employ a specification representative who will support the Products.

     Notwithstanding anything in this Agreement to the contrary, Pioneer reserves the right to solicit and sell Products directly to existing and potential customers in the Territory.

     The Distributor shall not solicit orders from any prospective customer with its principal place of business located outside the Territory. If the Distributor receives any order from a prospective customer whose principal place of business is located outside the Territory, the Distributor shall immediately refer that order to Pioneer. The Distributor shall not accept any such orders. The Distributor may not deliver or tender (or cause to be delivered or tendered) any Product outside of the Territory.

     3. INVENTORY. The Distributor will maintain a representative inventory of Products which is sufficient in quantity and variety to adequately promote and sell the Products in the Territory. Concurrently with entering into this Agreement the Distributor will purchase initial inventory costing not less than the amount set forth in Schedule A next to the caption "Initial Inventory", consisting of a variety of patterns, colors, and thicknesses as the Distributor and Pioneer may agree.

     4. TERMS OF SALE. Pioneer agrees to sell to the Distributor, and the Distributor agrees to order, receive and pay for, such quantities of the Products as the Distributor may reasonably request, at the prices and subject to the other terms and conditions of sales established by Pioneer from time to time. Pioneer's terms and conditions of sale in effect on the effective date of this Agreement are attached to this Agreement as Schedule C and are incorporated into and made a part of this Agreement.

     5. SALES ASSISTANCE. Pioneer will provide, at reasonable charge to the Distributor, such brochures, samples, displays and other promotional materials as the parties consider appropriate to adequately promote the sales of the Products. The Distributor may identify itself in advertising and promotional materials as an authorized distributor of the Products. All promotional materials, advertising copy, directory listings and the like that refer or pertain to Pioneer or the Products must be submitted to Pioneer in advance and are subject to Pioneer's prior written approval.

     Any samples provided by Pioneer to the Distributor in connection with this Agreement shall be used by the Distributor solely in furtherance of the performance of its duties hereunder. Such samples remain the property of Pioneer, except insofar as they are distributed by the Distributor in the course of the Distributor's performance of its duties under this Agreement. Any samples in the Distributor's possession at the time of termination of this Agreement must be promptly destroyed, or returned to Pioneer at Pioneer's option, upon the expiration or termination of this Agreement for any reason. During the term of this Agreement and following termination hereof for any reason, Distributor shall not remove from the field any samples distributed by the Distributor during the term of this Agreement.

     6. PERFORMANCE REQUIREMENTS. The Distributor agrees to maintain, on an annual basis, its market share within the Territory at a level equal to or greater than the national distributor's market share average as established by Pioneer.

     7. NO RIGHTS BY IMPLICATION. No rights or licenses with respect to the Products or Pioneer's trademarks and other intellectual property rights are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

     8. NO AGENCY. The Distributor is an independent contractor and not an agent or employee of Pioneer for any purpose. The Distributor has no right, power or authority to enter into any agreements or create any obligations, express or implied, for or on behalf of Pioneer, to bind or commit Pioneer in any way, to make any representations, warranties or guarantees on behalf of Pioneer, or use the name of Pioneer in any manner not specifically authorized by Pioneer.

     9. USE AND DISCLOSURE LIMITATION. The Distributor shall not use, for any purpose other than to perform its obligations under this Agreement, and the Distributor shall not at any time, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever, any information concerning any matters affecting or relating to the business of Pioneer, including any of its customers, its prices, its manner of operation, its plans, processes or other data, without regard to whether any of the foregoing matters will be deemed confidential, material or important, the parties hereto stipulating that as between them, the same are important, material and confidential and gravely affect the effective and successful conduct of the business of Pioneer and its goodwill and that any breach of the terms of this paragraph shall be a material breach of this Agreement. All the terms of this paragraph shall remain in full force and effect for the period of 3 years after the termination of this Agreement.

     The Distributor acknowledges that if it were to breach this Section 9, it would result in damage to Pioneer that cannot be compensated adequately by damages at law. Therefore, Pioneer shall be entitled, if it so elects, to immediate injunctive relief and any other equitable relief to restrain the Distributor or anyone acting through or on behalf of it from any violation of this Section, in addition to any other remedies to which Pioneer may be entitled under applicable law.

     In any legal action or proceedings arising out of breach of this Section, Pioneer shall be entitled to recover reasonable attorneys' fees, court costs, and expenses incurred in such proceedings, in addition to any other relief to which Pioneer may be entitled.

     10. RIGHT OF FIRST REFUSAL. (i) If the Distributor receives a bona fide offer for the purchase of one or more of its Distributorship Business units as described in Schedule B of this Agreement which it intends to accept, it shall give notice to Pioneer of such intention, the name and address of the proposed purchaser and summary terms and conditions of the proposed transaction (the "Terms and Conditions"). Distributor shall subsequently provide to Pioneer such other information as Pioneer may reasonably require. Concurrently with giving such notice, the Distributor shall offer to sell the Distributorship Business to Pioneer on the following basis:

          (a) With regard to the sale of more than one unit of the Distributorship Business which sells Pionite Solid Surface

               Products, the lesser of the price stated in the Terms and Conditions as contained in such outside offer or a price equal to the net book value plus 1.5 times the most recent cumulative 12 month PBIT as determined by generally accepted accounting principles, in accordance with all of the other Terms and Conditions as contained in such outside offer; and

          (b) With regard to the sale of only one unit of the Distributorship Business which sells Pionite Solid Surface Products, the lesser of the price stated in the Terms and Conditions as contained in such outside offer or a price equal to the net book value as determined by generally accepted accounting principles, in accordance with all of the other Terms and Conditions in such outside offer.

     The giving of such notice shall constitute a warranty and representation by the Distributor to Pioneer, that the Distributor believes the outside offer to be bona fide in all respects. Within 20 business days after receipt of such notice, Pioneer may elect by notice to the Distributor to purchase the Distributorship Business. If Pioneer elects to purchase the Distributorship Business, the transaction shall close within 90 days of Pioneer so electing, failing which Pioneer's right of first refusal under this Section 10 in respect of the transaction described in the notice given by the Distributor shall lapse (unless such failure to close shall be attributable to the Distributor's actions or condition or to factors affecting the national economy or the [solid surface products] industry generally). If Pioneer shall fail to accept such offer within the said 20 business days, the Distributor shall be free to sell the Distributorship Business to the outside offerer on terms and conditions no more favorable to the outside offerer than the Terms and Conditions. If the Distributor shall not within 90 days of the expiration of the said period of 20 business days sell the Distributorship Business to the outside offerer, then the Distributor shall be required to again comply with all of the terms and provisions of this Section 10 in order to sell the Distributorship Business.

     11. TERM AND TERMINATION. This Agreement shall commence on the effective date set forth below and shall continue in effect for a period of five years, and shall thereafter be automatically renewed for one year periods, unless terminated:

          (a) by Pioneer, in the event of a breach by the Distributor of any of its obligations or responsibilities under this Agreement or any other agreement between Pioneer and the Distributor, after written notice of such breach is sent to the Distributor unless such breach is cured within sixty (60) days of receipt of the notice, or if such breach cannot be cured within the sixty (60) day period if the Distributor shall not within that period commence to cure the breach and thereafter proceed diligently to cure same, provided that any such cure must be complete within one hundred and twenty (120) days of receipt of the notice;

          (b) by Pioneer, in the event of a change in control of the Distributor, resulting in the Distributor coming under the control of any organization which was not in control as of the date hereof without Pioneer's prior written consent, by written notice of termination to the Distributor, effective upon the giving of such notice. For the purposes of this provision, "control" shall mean (i) when a party is a corporation, where an organization owns or controls a majority of the voting shares of such party directly or indirectly; or (ii) when a party is a partnership, where an organization directly or indirectly owns or controls a majority-in-interest of such partnership;

          (c) by Pioneer, effective immediately and automatically, without any requirements of notice, upon any attempted transfer or assignment by the Distributor of this Agreement or of any of the Distributor's rights or obligations hereunder; or

          (d) by Pioneer, effective immediately and without any requirement of notice, in the event that the Distributor (or any parent entity of the Distributor) becomes insolvent, files a petition in bankruptcy, files a petition seeking any reorganization, arrangement, composition or similar relief under any federal or state law regarding insolvency or relief for debtors, or makes an assignment for the benefit of creditors or similar undertaking, or if a receiver, trustee, or similar officer is appointed for the business or property of the Distributor.

     12. RIGHTS AFTER TERMINATION. After termination of this Agreement in accordance with Section 11(a) above: (a) all of the Distributor's obligations under this Agreement shall continue with respect to the Products then owned or possessed by the Distributor, and the Distributor shall pay Pioneer for all Products delivered, regardless of time of delivery; (b) the Distributor may return unsold Products to Pioneer for credit or payment in accordance with the following terms:

          (i) the Distributor shall send Pioneer prior written notice of its intent to return items listing the items to be returned;

          (ii) the Distributor shall return only first quality factory size sheets of current patterns and colors. Returned items shall be subject to inspection and acceptance by Pioneer;

          (iii) the Distributor shall ship the items to the location(s) indicated by Pioneer, freight and insurance prepaid; and

          (iv) the value of the returned items shall be calculated based on the prices of like or similar items on the then current distributor price list for Products.

     (c) all amounts then owed by the Distributor to Pioneer shall become immediately due and payable and shall bear interest (to the extent permitted by law) at the rate of 1 1/2% per month until paid; and (d) the Distributor shall provide Pioneer with such information and materials as Pioneer may request for the purpose of continuing the promotion and sales of the Products in the Territory including, but not limited to, customer lists, price lists and sales history data.

     After termination of this Agreement in accordance with Section 11(b) or (c) above: (a) all of the Distributor's obligations under this Agreement shall continue with respect to the Products then owned or possessed by the Distributor, and the Distributor shall pay Pioneer for all Products delivered, regardless of time of delivery; (b) all amounts then owed by the Distributor to Pioneer shall become immediately due and payable and shall bear interest (to the extent permitted by law) at the rate of 1 1/2% per month until paid; and (c) the Distributor shall provide Pioneer with such information and materials as Pioneer may request for the purpose of continuing the promotion and sales of the Products in the Territory including, but not limited to, customer lists, price lists and sales history data.

     After termination of this Agreement in accordance with Section ll(d) above:
(a) the Distributor shall pay Pioneer for all Products delivered, regardless of time of delivery; (b) all amounts then owed by the Distributor to Pioneer shall become immediately due and payable and shall bear interest (to the extent permitted by law) at the rate of 1 1/2% per month until paid; and (c) the Distributor shall provide Pioneer with such information and materials as Pioneer may request for the purpose of continuing the promotion and sales of the Products in the Territory including, but not limited to, customer lists, price lists and sales history data.

     13. CHANGES TO PRODUCTS AND SCHEDULES. Pioneer reserves the right at any time to discontinue the production, sales or distribution of any of its Products, to change the design or other aspects of any of its Products, to change its warranty or other policies, and to change its prices and other terms and conditions of sales, without notice or obligation to the Distributor of any kind. Pioneer may, at any time and from time to time, by written notice to the Distributor, amend any schedule to this Agreement as of any future date specified in the notice.

     14. OTHER AGREEMENTS. The parties acknowledge that there may be other agreements between the parties hereto. Notwithstanding this fact, and except as provided for in 1l(a) above, the rights and obligations under this Agreement shall not affect the rights and obligations under such other agreements.

     15. EFFECTIVE SIGNATORY. This Agreement shall be effective only upon its execution by the President, Vice-President or Treasurer of the parties.

     16. NOTICES. Any notice or communication required or permitted hereunder shall be in writing and shall be given (a) by hand, (b) by a nationally recognized courier, (c) by first class mail, postage prepaid registered or certified mail, return receipt requested or (d) by telecopier (with receipt confirmed), provided that a copy is promptly mailed thereafter by first class mail, postage prepaid registered or certified mail, return receipt requested, to a party at the address specified below or at such other address as either party may from time to time designate to the other in writing. Such notice or communication shall be deemed to have been received by the addressee thereof (a) on the same day of the dispatch thereof if delivered by hand, (b) on the third
(3rd) day after the dispatch thereof if sent by courier, (c) on the fifth (5th) day after the dispatch thereof if sent by first class mail and (d) on the following business day after the dispatch thereof if sent by telecopier.

     To Pioneer:

          President
          Pioneer Plastics Corporation
          P.O. Box 1014
          Auburn, ME 04211-1014

          Copies to:

          Chief Financial Officer
          Pioneer Plastics Corporation
          P.O. Box 1014
          Auburn, ME 04211-1014

          President
          Panolam Industries
          2507 Post Road
          2nd Floor
          Southport, CT 06490-1259

     To Distributor:

          Vice President Industrial Products
          Rugby Building Products, Inc.
          1440 South Priest
          Suite 103
          Tempe, AZ 85281

     17. ASSIGNMENT. Distributor may not delegate any duties nor assign any rights or claims hereunder without our prior written consent, and any such attempted delegations or assignment shall be void.

     18. BINDING EFFECT. Subject to the terms of this Agreement, this Agreement shall be binding upon and inure to the benefits of the parties and their respective successors and assigns.

     19. SEVERABILITY; REMEDIES; WAIVER. In the event that any one or more provisions contained herein (other than the provisions obligating Distributor to pay Pioneer for the Products) shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The remedies contained herein are cumulative and in addition to any other remedies at law or equity. Pioneer's failure to enforce, or waiver of a breach of, any provision contained herein shall not constitute a waiver of any other breach of such or any other provision.

     20. ENTIRE AGREEMENT. This is the complete and exclusive statement of the agreement between Pioneer and Distributor with respect to the subject matter hereof. No waiver, consent, modification, amendment or change of the terms contained herein shall be binding unless in writing and signed by us and Distributor.

     21. GOVERNING LAW. The rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced as a sealed instrument in accordance with the laws of State of New York (other than conflict of law principles directing the application of any laws other than those of New
York).

Executed as an instrument under seal as of the day and year set forth below.

PIONEER PLASTICS CORPORATION                 THE DISTRIBUTOR


                                             _________________________________
                                             Company Name


By: _____________________________            By: _____________________________
    Signature                                    Signature

_________________________________            _________________________________
Name (Print or Type)                         Name (Print or Type)

_________________________________            _________________________________
Title (Print or Type)                        Title (Print or Type)

_________________________________            _________________________________
Effective Date                               Effective Date

Initial Inventory: $_____________            _________________________________
                                             Company Mailing Address

                                  SCHEDULE A
                                  ----------

                   PIONITE PRODUCTS AVAILABLE TO DISTRIBUTOR
                   -----------------------------------------





                           COST OF INITIAL INVENTORY
                           -------------------------

                                  SCHEDULE B
                                  ----------

                                   TERRITORY
                                   ---------

                                  SCHEDULE C
                                  ----------

                         TERMS AND CONDITIONS OF SALES
                         -----------------------------

                         PIONEER PLASTICS CORPORATION
                         ----------------------------

     UNLESS OTHERWISE EXPRESSLY AGREED IN WRITING, ALL SALES ARE SUBJECT TO THE FOLLOWING TERMS AND CONDITIONS:

     1.   Prices. All prices published by us or quoted by our representative may
          ------
be changed at any time without notice. Written quotations expire automatically 90 days from the date issued and are subject to change or termination by notice prior to Buyer's acceptance during that period. All prices will be as specified by us or, if no price has been specified or quoted, will be our price in effect at the time of delivery. All prices are subject to adjustment on account of specifications, quantities, shipment arrangements or other terms or conditions which are not part of our original price quotation. All prices are exclusive of all excise, sales, use, transfer and other taxes and duties imposed with respect to the Products or their sale by any federal, state, municipal or other governmental authority, all of which taxes must be paid by Buyer. Buyer is responsible for obtaining and providing to us any certificate of exemption or similar documents required to exempt any sale from sales, use or similar tax liability. A current price list subject to the provisions stated above is attached hereto as Schedule C-1.

     2.   Terms of Payment. If Buyer establishes and maintains open account
          ----------------
credit with us, payment terms shall be net 10 days after the end of the calendar month in which the invoice is dated. If credit is not established or maintained, payment terms shall be net cash on or prior to shipment. We reserve the right, in our sole discretion, to require payment on a COD basis, to require full or partial payment in advance or to revoke any credit previously extended. If the Products are delivered in installments, Buyer will pay for each installment in accordance with the terms specified above. Payment must be made for the Products regardless of whether Buyer has made, or plans to make, any inspection of the Products. To the extent permitted by applicable law, overdue payments will be subject to finance charges computed at a periodic rate of 1 1/2% per month (18% per year). Amounts owed by Buyer must be paid without setoff for any amounts which Buyer may claim are owed by us and regardless of any other controversies which may exist. Payment is considered made when payment is received by us at our principal offices or at such other address as we indicate to Buyer. Buyer shall also pay or reimburse us for all costs and expenses (including reasonable attorneys' fees) incurred or paid by us in collecting amounts due from Buyer or in enforcing Buyer's obligations hereunder.

     3.   Packaging and Shipment. Unless specific instructions to the contrary
          ----------------------
are supplied by Buyer, all packaging and methods and routes of shipment will be selected by us, but we will not assume any liability in connection with shipment nor constitute any carrier as our agent. We reserve the right to ship the Products in any order and to make partial shipments. We reserve the right to stop delivery of Products in transit and to withhold shipments in whole or in part if Buyer fails to make any payment to us when due or otherwise fails to perform its obligations hereunder. All shipping dates are approximate only. All shipments will be made at Buyer's risk, and Buyer will be responsible for making all claims with carriers, insurers, warehousemen, and others for misdelivery, nondelivery, loss, damage or delay. We will use reasonable efforts to assist Buyer in filing such claims.

     4.   Delivery. All sales are F.O.B. our premises and the date of delivery
          --------
is the date when the Products are ready for pickup at that location by Buyer or by a carrier for delivery to Buyer. We will use reasonable efforts to meet requested delivery dates, but will not be liable for our failure to do so. When delivery in installments is chosen by us, the delivery of nonconforming Products, or a default of any nature, in relation to one or more installments will not constitute a breach of the Agreement. We will not be liable for any loss or damage resulting from any delay in delivery or failure to deliver. In the event of a delay, we may allocate production and deliveries among our customers, the time for delivery to Buyer will be extended for a period equal to the duration of the delay, and Buyer will not be entitled to refuse delivery or otherwise be relieved of any obligations as the result of the delay. If any scheduled delivery is delayed for a period in excess of 30 days, we may at our option, by written notice to Buyer, cancel any and all scheduled or future deliveries without further liability or obligation of any kind. Products for which delivery is delayed due to any cause within Buyer's control may be placed in storage by us at Buyer's risk and expense and for its account. Buyer will be liable for all costs and expenses incurred by us in holding or storing Products for Buyer.

     5.   Title and Risk of Loss. Subject to Section 6 and to our right to stop
          ----------------------
delivery of Products in transit, title to and risk of loss or damage for Products will pass to Buyer upon the delivery to a carrier for shipment to Buyer.

     6.   Security Interest. We reserve and Buyer grants to us a security
          -----------------
interest in all Products sold and all proceeds to secure the full payment and performance by Buyer of its obligations and liabilities to us. Buyer acknowledges that this document or copies of this document may be filed with the appropriate authorities as a financing statement and agrees to execute and deliver such other documents as we may request in order to evidence or perfect our security interest.

     7.   Cancellations and Returns. If Buyer cancels an order within five days
          -------------------------
before the scheduled shipment date, Buyer agrees to pay a cancellation charge of 75% of the total invoice amount. Thereafter, orders may be canceled by Buyer only with our prior consent and upon terms that will fully indemnify us against loss. Products are not in any event to be returned to us without prior written authorization.

     8.   Specifications. All Products are subject to our standard tolerances
          --------------
for specifications. We reserve the right to make substitutions and modifications in the specifications of any Products, provided that such substitutions or modifications do not materially affect the performance of the Products or the purposes for which they can be used.

     9.   Warrant; Indemnification.
          -------------------------

          (a) We warrant solely to the original Buyer that the Products will be free from defects in materials and workmanship, when given normal, proper and intended usage, for a period of one year from the date of sale to the Buyer.

          (b) At our expense, we agree to repair or replace at our option all defective Products not performing substantially in accordance with applicable Product specifications, provided that Buyer has given us written notice of such warranty claim within the warranty period. If we are unable, after reasonable efforts, to repair or replace such defective Product, Buyer's sole remedy shall be the refund of an amount not to exceed the actual payments received by us for such Product. All replaced items shall become our property.

          (c) We shall have no obligation to make repairs, replacements or corrections which result, in whole or in part, from (i) normal wear and tear, (ii) catastrophe, fault or negligence of Buyer,
               (iii) improper or unauthorized use of the Products, (iv) use of the Products in a manner for which they were not designed, (v) modifications of the Products by anyone other than us, (vi) causes external to the Products such as, but not limited to, power failure or electric power surges, or (vii) use of the Products in combination with equipment or materials not supplied by us.

          (d) If notified promptly in writing of any action (and all prior related claims) brought against Buyer based on a claim that a Product infringes any valid United States patent, copyright or trade secret, we shall defend such action at our expenses and pay all costs and damages finally awarded in such action or settlement which are attributable to such claim. We shall have sole control of the defense of any such action and all negotiations for its settlement or compromise. Buyer shall cooperate fully with us in the defense, settlement or compromise of any such action. In the event that a final injunction is obtained against Buyer's use of a Product by reason of infringement of a valid United States patent, copyright or trade secret, or if in our opinion any Product is likely to become the subject of a successful claim of such infringement, we may, at our option and expense, (i) procure for Buyer the rights to continue using the Product, (ii) replace or modify the Product so that it becomes non-infringing (so long as its functionality is essentially unchanged), or (iii) accept the return of the Product and refund the Buyer the purchase price therefor. We may withhold further shipments of any such Products.

          (e) We shall not have any liability to Buyer to the extent that any infringement or claim thereof is based upon (i) the use of a Product in combination with equipment or materials not supplied by us where the Product would not itself be infringing, (ii) compliance with Buyer's designs, specifications or instructions,
               (iii) use of the Product in an application or environment for which it was not designed, (iv) modifications of the Product by anyone other than us, or (v) any claims of infringement of any patent, copyright or trade secret in which Buyer or any affiliate or customer of Buyer has an interest or license.

          (f) Buyer shall not bring any suit or action against us for any reason whatsoever more than one year after the related cause of action has accrued.

     EXCEPT AS STATED ABOVE, WE DISCLAIM ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE PRODUCT, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE FOREGOING INDEMNIFICATION PROVISIONS STATE OUR ENTIRE LIABILITY WITH RESPECT TO INFRINGEMENT OR ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS, TRADE SECRETS AND OTHER INTELLECTUAL PROPERTY OR PROPRIETARY RIGHTS BY THE PRODUCTS. OUR MAXIMUM LIABILITY ARISING OUT OF THE SALE OF THE PRODUCTS OR THEIR USE, WHETHER BASED UPON WARRANTY, CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE ACTUAL PAYMENTS RECEIVED BY US IN CONNECTION THEREWITH. IN NO EVENT SHALL WE BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES, ARISING HEREUNDER OR FROM THE SALE OF THE PRODUCTS.

     10.  Compliance with Laws. Buyer shall comply with all applicable
          --------------------
governmental laws, ordinances, codes, rules, regulations and orders in its performance hereunder, and shall obtain all permits or licenses required in connection with the purchase, shipment, installation and use of any of the Products. Buyer warrants to us that it will not cause the Products sold hereunder to be shipped to, or resold for shipment to, any country the shipment of goods to which is barred by United States export regulations.

     11.  Force Majeure. In the event that we are prevented from performing, or
          -------------
are unable to perform, any of our obligations hereunder due to any act of nature, act of God, fire, casualty, flood, war, strike, lock out, failure of public utilities, injunction or any act, exercise, assertion or requirement of any governmental authority, epidemic, destruction of productions facilities, riot, insurrection, sabotage, inability to procure materials, labor, equipment, transportation or energy sufficient to meet our needs, delay in delivery, or any other cause beyond our reasonable control, and if we shall have used efforts to avoid such occurrence and minimize its duration and have given prompt written notice to Buyer, then our failure to perform shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

     12.  Additional or Inconsistent Terms. Any term or condition of Buyer's
          --------------------------------
purchase order or any other document provided to us by Buyer which is in any way different from, inconsistent with or in addition to the terms and conditions set forth herein will not become a part of the contract between us and Buyer or be binding upon us without our prior written consent. Our failure to object to terms contained in any communication from Buyer will not be a waiver of the terms set forth herein. Buyer shall not condition any acceptance of delivery upon the abrogation or modification of any of the terms and conditions included in this Agreement.

                          PIONEER PLASTICS CORPORATION

                          PIONITE DECORATIVE LAMINATES

                             DISTRIBUTOR AGREEMENT
                             ---------------------

     Effective as of the date set forth below (the "Effective Date"), Pioneer Plastics Corporation, One Pionite Road, P.O. Box 1014, Auburn, Maine, USA 04211-1014 ("Pioneer"), and the party whose name appears below under the heading "DISTRIBUTOR" (the "Distributor"), agree as follows:

     1. APPOINTMENT. Pioneer is pleased to appoint the Distributor, and the Distributor agrees to serve, upon the terms and conditions described in this Agreement, as a distributor of the Pionite Products, limited to those listed on Pioneer's stock list for such products, as it may be revised by Pioneer and in effect from time to time, and, on special order, of custom made Pionite Products (the "Products"). The distributorship business conducted by the Distributor under this Agreement is hereinafter referred to as the "Distributorship Business." A copy of the currently effective stock list for Pionite Products is attached to this Agreement as Schedule A.

     The Distributor will not, while it is a distributor under the terms of this Agreement, distribute high pressure laminates, including cabinet liner, produced by any manufacturer other than Pioneer, without Pioneer's prior written consent.

     2. TERRITORY. The Distributor is authorized to promote and sell the Products within the geographic area or areas described on Schedule B (the "Territory"). The Distributor currently maintains and agrees to maintain at all time while this Agreement is in effect a suitable place or places of business in the Territory for the promotion and sale of the Products. The Distributor agrees to maintain a field sales force of adequate size to cover the Territory. The Distributor agrees to employ a specification representative who will support the Products.

     Notwithstanding anything in this Agreement to the contrary, Pioneer reserves the right to solicit and sell Products directly to existing and potential customers in the Territory.

     The Distributor shall not solicit orders from any prospective customer with its principal place of business located outside the Territory. If the Distributor receives any order from a prospective customer whose principal place of business is located outside the Territory, the Distributor shall immediately refer that order to Pioneer. The Distributor shall not accept any such orders. The Distributor may not deliver or tender (or cause to be delivered or tendered) any Product outside of the Territory.

     3. INVENTORY. The Distributor will maintain a representative inventory of Products which is sufficient in quantity and variety to adequately promote and sell the Products in the

Territory. Concurrently with entering into this Agreement the Distributor will purchase initial inventory costing not less than the amount set forth in Schedule A next to the caption "Initial Inventory", consisting of a variety of patterns, colors, and woodgrains, finishes and grades as the Distributor and Pioneer may agree. Six months after the effective date of this Agreement and at eighteen month intervals thereafter, the Distributor may exchange slow-moving items from its inventory for Products of comparable value, subject to the following conditions:

     a) The Distributor shall send Pioneer a written return request listing the items to be returned. This request is to be sent to the Manager of the Re-Distribution Center or the Inventory Control Manager of the manufacturing facility that services the Distributor.

     b) The Distributor may return only first quality press size sheets of current patterns, colors, finishes, grades in a minimum of three sheets per part number. Manufactured orders, non-stocked items, OEM items, and suede-finished products designated "S", "T", "A", and "R" are not returnable.

     c) Upon receipt of the Distributor's request, Pioneer will determine what items are acceptable for return and will issue a Return Authorization. The Distributor may not send items for return prior to receiving a Return Authorization. Items shipped without a Return Authorization will not be accepted.

     d) Returned items shall be subject to inspection and, at its sole discretion, acceptance by Pioneer. Returned items which are not accepted for exchange may be disposed of by Pioneer at its discretion and expense.

     e) The Distributor shall ship the items to the location(s) indicated by Pioneer, freight and insurance prepaid. If
          Pioneer carrier is used, charges for freight will be deducted from the final credit.

     f) The value of the returned and accepted items shall be calculated based on the prices of like or similar items on the then current Distributor price list for Products.
          Damages caused by freight or improper packaging and customer accommodations will be handled on a case-by-case basis at the discretion of Pioneer.

     g) Upon valuation of returned items, Pioneer shall ship to the Distributor, freight prepaid, items selected by the Distributor from the then current stock list for Products which are equivalent in value (based on the prices set forth on the then current Distributor's price list) to the items returned and accepted. The

          Distributor's replacement order must accompany its return request.

     h) The Distributor may not bill Pioneer for returns or make deductions from current invoices.

     4. TERMS OF SALE. Pioneer agrees to sell to the Distributor, and the Distributor agrees to order, receive and-pay for, such quantities of the Products as the Distributor may reasonably request, at the prices and subject to the other terms and conditions of sales established by Pioneer from time to time. Pioneer's terms and conditions of sale in effect on the effective date of this Agreement are attached to this Agreement as Schedule C and are incorporated into and made a part of this Agreement.

     5. SALES ASSISTANCE. Pioneer will provide, at reasonable charge to the Distributor, such brochures, samples, displays and other promotional materials as the parties consider appropriate to adequately promote the sales of the Products. The Distributor may identify itself in advertising and promotional materials as an authorized distributor of the Products. All promotional materials, advertising copy, directory listings and the like that refer or pertain to Pioneer or the Products must be submitted to Pioneer in advance and are subject to Pioneer's prior written approval.

     Any samples provided by Pioneer to the Distributor in connection with this Agreement shall be used by the Distributor solely in furtherance of the performance of its duties hereunder. Such samples remain the property of Pioneer, except insofar as they are distributed by the Distributor in the course of the Distributor's performance of its duties under this Agreement. Any samples in the Distributor's possession at the time of termination of this Agreement must be promptly destroyed, or returned to Pioneer at Pioneer's option, upon the expiration or termination of this Agreement for any reason. During the term of this Agreement and following termination hereof for any reason, Distributor shall not remove from the field any samples distributed by the Distributor during the term of this Agreement.

     6. PERFORMANCE REQUIREMENTS. During the term of this Agreement, the Distributor agrees to the following performance requirements:

     (a) The Distributor agrees to maintain, on a calendar year basis, its market share within the Territory at a level equal to or greater than the national distributor's market share average as established by Pioneer.

     (b) The Distributor agrees to purchase on a calendar year basis at least the same amount of Products, measured by square foot, as it purchased in 1997, provided, however, that this amount may be adjusted downward by no more than 7.5% in the aggregate:

          (1) by the percent decrease in the annual national sales of high pressure laminate reported by NEMA from the base year of 1997 annual national sales; and

          (2) if the Distributor ceases to operate one or more of its distribution facilities, by the percent that the closed distribution facility(ies) 1997 Product purchases bear to the Distributor's total 1997 Product purchases.

     7. NO RIGHTS BY IMPLICATION. No rights or licenses with respect to the Products or Pioneer's trademarks and other intellectual property rights are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

     8. NO AGENCY. The Distributor is an independent contractor and not an agent or employee of Pioneer for any purpose. The Distributor has no right, power or authority to enter into any agreements or create any obligations, express or implied, for or on behalf of Pioneer, to bind or commit Pioneer in any way, to make any representations, warranties or guarantees on behalf of Pioneer, or use the name of Pioneer in any manner not specifically authorized by Pioneer.

     9. USE AND DISCLOSURE LIMITATION. The Distributor shall not use, for any purpose other than to perform its obligations under this Agreement, and the Distributor shall not at any time, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever, any information concerning any matters affecting or relating to the business of Pioneer, including any of its customers, its prices, its manner of operation, its plans, processes or other data, without regard to whether any of the foregoing matters will be deemed confidential, material or important, the parties hereto stipulating that as between them, the same are important, material and confidential and gravely affect the effective and successful conduct of the business of Pioneer and its goodwill and that any breach of the terms of this paragraph shall be a material breach of this Agreement. All the terms of this paragraph shall remain in full force and effect for the period of 3 years after the termination of this Agreement.

     The Distributor acknowledges that if it were to breach this Section 9, it would result in damage to Pioneer that cannot be compensated adequately by damages at law. Therefore, Pioneer shall be entitled, if it so elects, to immediate injunctive relief and any other equitable relief to restrain the Distributor or anyone acting through or on behalf of it from any violation of this Section, in addition to any other remedies to which Pioneer may be entitled under applicable law.

     In any legal action or proceedings arising out of breach of this Section, Pioneer shall be entitled to recover reasonable attorneys' fees, court costs, and expenses incurred in such proceedings, in addition to any other relief to which Pioneer may be entitled.

     10. RIGHT OF FIRST REFUSAL; OPTION TO PURCHASE. (i) If the Distributor receives a bona fide offer for the purchase of one or more of its Distributorship Business units as described in Schedule B of this Agreement which it intends to accept, it shall give notice to Pioneer of such intention, the name and address of the proposed purchaser and summary terms and conditions of the proposed transaction (the "Terms and Conditions"). Distributor shall subsequently provide to Pioneer such other information as Pioneer may reasonably require. Concurrently with giving such notice, the Distributor shall offer to sell the Distributorship Business to Pioneer on the following basis:

          (a) With regard to the sale of more than one unit of the Distributorship Business which sells Pioneer Decorative Laminates, the lesser of the price stated in the Terms and Conditions as contained in such outside offer or a price equal to the net book value plus 1.5 times the most recent cumulative 12 month PBIT as determined by generally accepted accounting principles, in accordance with all of the other Terms and Conditions as contained in such outside offer;

          (b) With regard to the sale of only one unit of the Distributorship Business which sells Pioneer Decorative Laminates, the lesser of the price stated in the Terms and Conditions as contained in such outside offer or a price equal to the net book value as determined by generally accepted accounting principles, in accordance with all of the other Terms and Conditions in such outside offer; and

          (c) With regard to the sale of one or more units of the Distributorship Business which sells Pioneer Decorative Laminates and DuPont's Corian, the lesser of the price stated in the Terms and Conditions as contained in such outside offer or a price equal to (i) the net book value plus three times the most recent cumulative 12 month PBIT as determined by generally accepted accounting principles or (ii) in the event that the Distributor fails to provide all third party consents necessary to allow Pioneer to sell DuPont's Corian on the same terms and conditions then available to such Distributor, then the price described in section (a) modified, however, to remove the effect or book value and PBIT of the Corian business, in accordance with all of the other Terms and Conditions as contained in such outside offer.

The giving of such notice shall constitute a warranty and representation by the Distributor to Pioneer, that the Distributor believes the outside offer to be bona fide in all respects. Within 20 business days after receipt of such notice, Pioneer may elect by notice to the Distributor to purchase the Distributorship Business. If Pioneer elects to purchase the Distributorship Business, the transaction shall close within 90 days of Pioneer so electing, failing which Pioneer's right of first refusal under this Section 10 in respect of the transaction described in the notice given by the Distributor shall lapse (unless such failure to close shall be attributable to the Distributor's actions or condition or to factors affecting the national economy or the [decorative laminate] industry generally). If Pioneer shall fail to accept such offer within the said 20 business days, the Distributor shall be free to sell the Distributorship Business to the outside offerer on terms and conditions no more favorable to the outside offerer than the Terms and Conditions. If the Distributor shall not within 90 days of the expiration of the said period of 20 business days sell the Distributorship Business to the outside offerer, then the Distributor shall be required to again comply with all of the terms and provisions of this Section 10 in order to sell the Distributorship Business.

(ii) During the term of this Agreement, Pioneer shall have the option to purchase (by providing 20 business days' notice to the Distributor):

     (1) all of the Distributor's Distributorship Business units (except the units located in Kansas City, MO and Springfield, MO), such units being described in Schedule B (collectively, the "Units"), at the price calculated in accordance with Sections 10(i)(a) or 10(i)(c)
          (as may be applicable in case of each of the Units); provided,
                                                               --------
          however, that the Distributor shall have no obligation to sell any of
          -------
          the Units under the option granted pursuant to this Section 10(ii)(1) unless and until Pioneer enters into a distribution agreement with DuPont which agreement will extend to Pioneer the distribution rights with respect to Corian enjoyed by the Distributor at the time of the exercise by Pioneer of the option granted pursuant to this Section 10(ii)(1); or

     (2) all of the Distributor's Distributorship Business units (except the units located in Kansas City, MO and Springfield, MO) which do not sell DuPont's Corian, such units being described in Part I of Schedule B (collectively, the "Non Corian Units"), at the price calculated in accordance with Section 10(i)(a); or

     (3) all of the Distributor's Distributorship Business units which sell DuPont's Corian, such units being described in Part II of Schedule B (collectively, the "Corian Units"), at the price calculated in accordance with Section 10(i)(c); provided, however, that the
                                            --------  -------
          Distributor shall have no obligation to sell any of the Corian Units under the option granted pursuant to this Section 10(ii)(3) unless and until both (A) Pioneer enters into a distribution agreement with DuPont which agreement will extend to Pioneer the distribution rights with respect to Corian enjoyed by the Distributor at the time of the exercise of the option granted pursuant to this Section 10(ii)(3) and
          (B) Pioneer has purchased the Non Corian Units pursuant to Section 10(ii)(2).

      11. TERM AND TERMINATION. This Agreement shall commence on the effective date set forth below and shall continue in effect for a period of five years, and shall thereafter be automatically renewed for one year periods, unless terminated:

          (a) by Pioneer, in the event of a breach by the Distributor of any of its obligations or responsibilities under this Agreement or any other agreement between Pioneer and the Distributor, after written notice of such breach is sent to the Distributor unless such breach is cured within sixty (60) days of receipt of the notice, or if such breach cannot be cured within the sixty (60) day period if the Distributor shall not within that period commence to cure the breach and thereafter proceed diligently to cure same, provided that any such must be complete one hundred and twenty (120) days of receipt of the notice;

          (b) by Pioneer, in the event of a change in control of the Distributor, resulting in the Distributor coming under the control of any organization which was not in control as of the date hereof without Pioneer's prior written consent, by written notice of termination to the Distributor, effective upon the giving of such notice. For the purposes of this provision, "control" shall mean (i) when a party is a corporation, where an organization owns or controls a majority of the voting shares of such party directly or indirectly; or (ii) when a party is a partnership, where an organization directly or indirectly owns or controls a majority-in-interest of such partnership;

          (c) by Pioneer, effective immediately and without any requirements of notice, upon any attempted transfer or assignment by the Distributor of this Agreement or of any of the Distributor's rights or obligations hereunder; or

          (d) by Pioneer, effective immediately and without any requirement of notice, in the event that the Distributor or any parent entity of Distributor becomes insolvent, files a petition in bankruptcy, files a petition seeking any reorganization, arrangement, composition or similar relief under any federal or state law regarding insolvency or relief for debtors, or makes an assignment for the benefit of creditors or similar undertaking, or if a receiver, trustee, or similar officer is appointed for the business or property of the Distributor.

     12. RIGHTS AFTER TERMINATION. After termination of this Agreement in accordance with Section 1l(a) above: (a) all of the Distributor's obligations under this Agreement shall continue with respect to the Products then owned or possessed by the Distributor, and the Distributor shall pay Pioneer for all Products delivered, regardless of time of delivery; (b) the Distributor may return unsold Products to Pioneer for credit or payment in accordance with the terms described above in Sections 3(a)-(d); (c) all amounts then owed by the Distributor to Pioneer shall become immediately due and payable and shall bear interest (to the extent permitted by law) at the rate of 1 1/2% per month until paid; and (d) the Distributor shall provide Pioneer with such information and materials as Pioneer may request for the purpose of continuing the promotion and sales of the Products in the Territory including, but not limited to, customer lists, price lists and sales history data.

     After termination of this Agreement in accordance with Section 1l(b) or
(c) above: (a) all of the Distributor's obligations under this Agreement shall continue with respect to the Products then owned or possessed by the Distributor, and the Distributor shall pay Pioneer for all Products delivered, regardless of time of delivery; (b) all amounts then owed by the Distributor to Pioneer shall become immediately due and payable and shall bear interest (to the extent permitted by law) at the rate of 1 1/2% per month until paid; and (c) the

Distributor shall provide Pioneer with such information and materials as Pioneer may request for the purpose of continuing the promotion and sales of the Products in the Territory including, but not limited to, customer lists, price lists and sales history data.

     After termination of this Agreement in accordance with Section 1l(d) above: (a) the Distributor shall pay Pioneer for all Products delivered, regardless of time of delivery; (b) all amounts then owed by the Distributor to Pioneer shall become immediately due and payable and shall bear interest (to the extent permitted by law) at the rate of 1 1/2% per month until paid; and (c) the Distributor shall provide Pioneer with such information and materials as Pioneer may request for the purpose of continuing the promotion and sales of the Products in the Territory including, but not limited to, customer lists, price lists and sales history data.

     13. CHANGES TO PRODUCTS AND SCHEDULES. Pioneer reserves the right at any time to discontinue the production, sales or distribution of any of its Products, to change the design or other aspects of any of its Products, to change its warranty or other policies, and to change its prices and other terms and conditions of sales, without notice or obligation to the Distributor of any kind. Pioneer may, at any time and from time to time, by written notice to the Distributor, amend any schedule to this Agreement as of any future date specified in the notice.

     If Pioneer discontinues any distributor line Product less than six months after notice to the Distributor of such discontinuance, Pioneer will permit the Distributor, on the date of discontinuance, to return to Pioneer for credit, such discontinued Product, subject to the conditions in 3 above.

     14. OTHER AGREEMENTS. The parties acknowledge that there may be other agreements between the parties hereto. Notwithstanding this fact, and except as provided for in 11(a) above, the rights and obligations under this Agreement shall not affect the rights and obligations under such other agreements.

     15. EFFECTIVE SIGNATORY. This Agreement shall be effective only upon its execution by the President, Vice-President or Treasurer of the parties.

     16. NOTICES. Any notice or communication required or permitted hereunder shall be in writing and shall be given (a) by hand, (b) by a nationally recognized courier, (c) by first class mail, postage prepaid registered or certified mail, return receipt requested or (d) by telecopier (with receipt confirmed), provided that a copy is promptly mailed thereafter by first class mail, postage prepaid registered or certified mail, return receipt requested, to a party at the address specified below or at such other address as either party may from time to time designate to the other in writing. Such notice or communication shall be deemed to have been received by the addressee thereof (a) on the same day of the dispatch thereof if delivered by hand, (b) on the third
(3rd) day after the dispatch thereof if sent by courier, (c) on the fifth (5th) day after the dispatch thereof if sent by first class mail and (d) on the following business day after the dispatch thereof if sent by telecopier.

                    To Pioneer:

                    President
                    Pioneer Plastics Corporation
                    P.O. Box 1014
                    Auburn, ME 04211-1014

                    Copies to:

                    Chief Financial Officer
                    Pioneer Plastics Corporation
                    P.O. Box 1014
                    Auburn, ME 04211-1014

                    President
                    Panolam Industries
                    2507 Post Road
                    2nd Floor
                    Southport, CT 06490-1259

               To Distributor:

                    Vice President Industrial Products
                    Rugby Building Products, Inc.
                    1440 South Priest
                    Suite 103
                    Tempe, AZ 85281


     17. ASSIGNMENT. Distributor may not delegate any duties nor assign any rights or claims hereunder without our prior written consent, and any such attempted delegations or assignment shall be void.

     18. BINDING EFFECT. Subject to the terms of this Agreement, this Agreement shall be binding upon and inure to the benefits of the parties and their respective successors and assigns.

     19. SEVERABILITY; REMEDIES; WAIVER. In the event that any one or more provisions contained herein (other than the provisions obligating Distributor to pay Pioneer for the Products) shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The remedies contained herein are cumulative and in addition to any other remedies at law or equity. Pioneer's failure to enforce, or waiver of a breach of, any provision contained herein shall not constitute a waiver of any other breach of such or any other provision.

     20. ENTIRE AGREEMENT. This is the complete and exclusive statement of the agreement between Pioneer and Distributor with respect to the subject matter hereof. No waiver, consent, modification, amendment or change of the terms contained herein shall be binding unless in writing and signed by us and Distributor.

     21. GOVERNING LAW. The rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced as a sealed instrument in accordance with the laws of State of New York (other than conflict of law principles directing the application of any laws other than those of New
York).

     Executed as an instrument under seal as of the day and year set forth below.

PIONEER PLASTICS CORPORATION                      THE DISTRIBUTOR


                                                  _____________________________
                                                  Company Name


By: ______________________________                By: __________________________
    Signature                                         Signature

_________________________________                 ______________________________
Name (Print or Type)                              Name (Print or Type)

_________________________________                 ______________________________
Title (Print or Type)                             Title (Print or Type)

_________________________________                 ______________________________
Effective Date                                    Effective Date

Initial Inventory: $_____________                 ______________________________
                                                  Company Mailing Address

                                  SCHEDULE A
                                  ----------

                   PIONITE PRODUCTS AVAILABLE TO DISTRIBUTOR
                   -----------------------------------------





                           COST OF INITIAL INVENTORY
                           -------------------------

                                  SCHEDULE B
                                  ----------


                                   TERRITORY
                                   ---------

                                   SCHEDULE C
                                   ----------

                         TERMS AND CONDITIONS OF SALES
                         -----------------------------

                          PIONEER PLASTICS CORPORATION
                          ----------------------------

UNLESS OTHERWISE EXPRESSLY AGREED IN WRITING, ALL SALES ARE SUBJECT TO THE FOLLOWING TERMS AND CONDITIONS:

     1.   Prices. All prices published by us or quoted by our representative
          ------
may be changed at any time without notice. Written quotations expire automatically 90 days from the date issued and are subject to change or termination by notice prior to Buyer's acceptance during that period. All prices will be as specified by us or, if no price has been specified or quoted, will be our price in effect at the time of delivery. All prices are subject to adjustment on account of specifications, quantities, shipment arrangements or other terms or conditions which are not part of our original price quotation. All prices are exclusive of all excise, sales, use, transfer and other taxes and duties imposed with respect to the Products or their sale by any federal, state, municipal or other governmental authority, all of which taxes must be paid by Buyer. Buyer is responsible for obtaining and providing to us any certificate of exemption or similar documents required to exempt any sale from sales, use or similar tax liability. A current price list subject to the provisions stated above is attached hereto as Schedule C-1.

     2.   Terms of Payment. If Buyer establishes and maintains open account
          ----------------
credit with us, payment terms shall be net 10 days after the end of the calendar month in which the invoice is dated. If credit is not established or maintained, payment terms shall be net cash on or prior to shipment. We reserve the right, in our sole discretion, to require payment on a COD basis, to require full or partial payment in advance or to revoke any credit previously extended. If the Products are delivered in installments, Buyer will pay for each installment in accordance with the terms specified above. Payment must be made for the Products regardless of whether Buyer has made, or plans to make, any inspection of the Products. To the extent permitted by applicable law, overdue payments will be subject to finance charges computed at a periodic rate of 1 1/2 % per month
(18% per year). Amounts owed by Buyer must be paid without setoff for any amounts which Buyer may claim are owed by us and regardless of any other controversies which may exist. Payment is considered made when payment is received by us at our principal offices or at such other address as we indicate to Buyer. Buyer shall also pay or reimburse us for all costs and expenses (including reasonable attorneys' fees) incurred or paid by us in collecting amounts due from Buyer or in enforcing Buyer's obligations hereunder.

     3.   Packaging and Shipment. Unless specific instructions to the contrary
          ----------------------
are supplied by Buyer, all packaging and methods and routes of shipment will be selected by us, but we will not assume any liability in connection with shipment nor constitute any carrier as our agent. We reserve the right to ship the Products in any order and to make partial shipments. We reserve the right to stop delivery of Products in transit and to withhold shipments in whole or in part if Buyer fails to make any payment to us when due or otherwise fails to perform its obligations hereunder. All shipping dates are approximate only. All shipments will be made at Buyer's risk, and Buyer will be responsible for making all claims with carriers, insurers, warehousemen, and others for misdelivery, nondelivery, loss, damage or delay. We will use reasonable efforts to assist Buyer in filing such claims.

     4.   Delivery. All sales are F.O.B. our premises and the date of delivery
          --------
is the date when the Products are ready for pickup at that location by Buyer or by a carrier for delivery to Buyer. We will use reasonable efforts to meet requested delivery dates, but will not be liable for our failure to do so. When delivery in installments is chosen by us, the delivery of non-conforming Products, or a default of any nature, in relation to one or more installments will not constitute a breach of the Agreement. We will not be liable for any loss or damage resulting from any delay in delivery or failure to deliver. In the event of a delay, we may allocate production and deliveries among our customers, the time for delivery to Buyer will be extended for a period equal to the duration of the delay, and Buyer will not be entitled to refuse delivery or otherwise be relieved of any obligations as the result of the delay. If any scheduled delivery is delayed for a period in excess of 30 days, we may at our option, by written notice to Buyer, cancel any and all scheduled or future deliveries without further liability or obligation of any kind. Products for which delivery is delayed due to any cause within Buyer's control may be placed in storage by us at Buyer's risk and expense and for its account. Buyer will be liable for all costs and expenses incurred by us in holding or storing Products for Buyer.

     5.   Title and Risk of Loss. Subject to Section 6 and to our right to stop
          ----------------------
delivery of Products in transit, title to and risk of loss or damage for Products will pass to Buyer upon the delivery to a carrier for shipment to Buyer.

     6.   Security Interest. We reserve and Buyer grants to us a security
          -----------------
interest in all Products sold and all proceeds to secure the full payment and performance by Buyer of its obligations and liabilities to us. Buyer acknowledges that this document or copies of this document may be filed with the appropriate authorities as a financing statement and agrees to execute and deliver such other documents as we may request in order to evidence or perfect our security interest.

     7.   Cancellations and Returns. If Buyer cancels an order within 24 hours
          -------------------------
before the commencement of manufacture of the items in the order, Buyer agrees to pay a cancellation charge of 100% of the total invoice amount. Products are not in any event to be returned to us without prior written authorization.

     8.   Specifications. All Products are subject to our standard tolerances
          --------------
for specifications. We reserve the right to make substitutions and modifications in the specifications of any Products, provided that such substitutions or modifications do not materially affect the performance of the Products or the purposes for which they can be used.

     9.   Warranty; Indemnification.
          --------------------------

          (a) We warrant solely to the original Buyer that the Products will be free from defects in materials and workmanship, when given normal, proper and intended usage, for a period of one year from the date of sale to the Buyer.

          (b) At our expense, we agree to repair or replace at our option all defective Products not performing substantially in accordance with applicable Product specifications, provided that Buyer has given us written notice of such warranty claim within the warranty period. If we are unable, after reasonable efforts, to repair or replace such defective Product, Buyer's sole remedy shall be the refund of an amount not to exceed the actual payments received by us for such Product. All replaced items shall become our property.

          (c) We shall have no obligation to make repairs, replacements or corrections which result, in whole or in part, from (i) normal wear and tear, (ii) catastrophe, fault or negligence of Buyer,
               (iii) improper or unauthorized use of the Products, (iv) use of the Products in a manner for which they were not designed, (v) modifications of the Products by anyone other than us, (vi) causes external to the Products such as, but not limited to, power failure or electric power surges, or (vii) use of the Products in combination with equipment or materials not supplied by us.

          (d) If notified promptly in writing of any action (and all prior related claims) brought against Buyer based on a claim that a Product infringes any valid United States patent, copyright or trade secret, we shall defend such action at our expenses and pay all costs and damages finally awarded in such action or settlement which are attributable to such claim. We shall have sole control of the defense of any such action and all negotiations for its settlement or compromise. Buyer shall cooperate fully with us in the defense, settlement or compromise of any such action. In the event that a final injunction is obtained against Buyer's use of a Product by reason of infringement of a valid United States patent, copyright or trade secret, or if in our opinion any Product is likely to become the subject of a successful claim of such infringement, we may, at our option and expense, (i) procure for Buyer the rights to continue using the Product, (ii) replace or modify the Product so that it becomes non-infringing (so long as its functionality is essentially unchanged), or (iii) accept the return of the Product and refund the Buyer the purchase price therefor. We may withhold further shipments of any such Products.

          (e) We shall not have any liability to Buyer to the extent that any infringement or claim thereof is based upon (i) the use of a Product in combination with equipment or materials not supplied by us where the Product would not itself be infringing, (ii) compliance with Buyer's designs, specifications or instructions, (iii) use of the Product in an application or environment for which it was not designed,
               (iv) modifications of the Product by anyone other than us, or (v) any claims of infringement of any patent, copyright or trade secret in which Buyer or any affiliate or customer of Buyer has an interest or license.

          (f) Buyer shall not bring any suit or action against us for any reason whatsoever more than one year after the related cause of action has accrued.

     EXCEPT AS STATED ABOVE, WE DISCLAIM ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE PRODUCT, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE FOREGOING INDEMNIFICATION PROVISIONS STATE OUR ENTIRE LIABILITY WITH RESPECT TO INFRINGEMENT OR ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS, TRADE SECRETS AND OTHER INTELLECTUAL PROPERTY OR PROPRIETARY RIGHTS BY THE PRODUCTS. OUR MAXIMUM LIABILITY ARISING OUT OF THE SALE OF THE PRODUCTS OR THEIR USE, WHETHER BASED UPON WARRANTY, CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE ACTUAL PAYMENTS RECEIVED BY US IN CONNECTION THEREWITH. IN NO EVENT SHALL WE BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES, ARISING HEREUNDER OR FROM THE SALE OF THE PRODUCTS.

     10.  Compliance with Laws. Buyer shall comply with all applicable
          --------------------
governmental laws, ordinances, codes, rules, regulations and orders in its performance hereunder, and shall obtain all permits or licenses required in connection with the purchase, shipment, installation and use of any of the Products. Buyer warrants to us that it will not cause the Products sold hereunder to be shipped to, or resold for shipment to, any country the shipment of goods to which is barred by United States export regulations.

     11.  Force Majeure. In the event that we are prevented from performing, or
          -------------
are unable to perform, any of our obligations hereunder due to any act of nature, act of God, fire, casualty, flood, war, strike, lock out, failure of public utilities, injunction or any act, exercise, assertion or requirement of any governmental authority, epidemic, destruction of productions facilities, riot, insurrection, sabotage, inability to procure materials, labor, equipment, transportation or energy sufficient to meet our needs, delay in delivery, or any other cause beyond our reasonable control, and if we shall have used efforts to avoid such occurrence and minimize its duration and have given prompt written notice to Buyer, then our failure to perform shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

     12.  Additional or Inconsistent Terms. Any term or condition of Buyer's
          --------------------------------
purchase order or any other document provided to us by Buyer which is in any way different from, inconsistent with or in addition to the terms and conditions set forth herein will not become a part of the contract between us and Buyer or be binding upon us without our prior written consent. Our failure to object to terms contained in any communication from Buyer will not be a waiver of the terms set forth herein. Buyer shall not condition any acceptance of delivery upon the abrogation or modification of any of the terms and conditions included in this Agreement.

                                 EXHIBIT 8(a)
                                 ------------


             [PROPOSED FORM OF BRING DOWN HIGHLY CONFIDENT LETTER]



                                                        August ____, 1998

Panolam Industries International, Inc.
2057 Post Road, 2nd Floor
Southport, Connecticut 06490-1259

Dear Sirs:

     We understand that Panolam Industries International, Inc. (the "Company") intends to acquire all of the issued and outstanding common stock of Pioneer Plastics Corporation (the "Acquired Business") from the Rugby Group PLC ("Rugby" or the "Seller") (the "Acquisition"). You have advised us that the total purchase price for the Acquisition (including the refinancing of all existing
debt of the Company, the "Refinancing") will be approximately $    million and
that the Acquisition and Refinancing will be financed with approximately
$    million of borrowings by the Company under a Credit Facility between the
Company and DLJ Capital Funding, Inc., consisting of a $    million Revolving
Credit Facility (of which $    million will be drawn at closing), a
$    million of Senior Term Loan A and a $    million of Senior Term Loan B and
the issuance of $175.0 million in aggregate principal amount of high yield securities, which may include Senior Subordinated Notes due 2008 issued by the Company and Senior Notes issued by an intermediate holding company (the "Securities"). You have asked Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as underwriter or placement agent in connection with the sale of the Securities.

     Based on the information you have provided to us to date and our analysis of the current market for securities issued by entities engaged in the building products industry, we are pleased to inform you that we are highly confident of our ability to sell the Securities to finance a portion of the purchase price of the Acquisition as described above, subject to the matters set forth in the following paragraph. The structure, covenants and terms of the Securities, including the cost of capital, will be determined by DLJ in consultation with the Company based on market conditions at the time of the sale or placement and on the structure and documentation of the Acquisition.

     Our ability to consummate the sale or placement of the Securities is subject to: (i) no material change to the terms and conditions of the Securities and all other debt and equity financing for the Acquisition (including any debt
to be assumed) as outlined in the draft Offering Memorandum, dated August    ,
1998, and all related documentation being satisfactory in form and substance to DLJ; (ii) the purchase price and other terms and conditions of the Acquisition being substantially the same as represented to DLJ on the date of this letter;
(iii) the execution and delivery of documentation with respect to the Acquisition and all related transactions in form and substance satisfactory to DLJ; (iv) the absence of any material adverse change in the business, condition

(financial or otherwise), results of operations, assets, liabilities or prospects of the Company or the Acquired Business; (v) the receipt of all necessary governmental, regulatory and third party approvals and consents in connection with the acquisition; (vi) the execution and delivery of documentation with respect to the Securities and the offering and sale thereof (including, but not limited to, the underwriting agreement, purchase agreement or placement agreement) that is satisfactory in form and substance to DLJ; (vii) our continuing due diligence investigation not disclosing any facts that would alter our current view with respect to any aspects of the Acquired Business with an understanding that a substantial amount of due diligence has been completed to DLJ's satisfaction as of the date of this letter, (viii) satisfactory market conditions for new issuances of high yield debt securities and in the securities markets in general; and (ix) our having reasonable time to market the Securities with the assistance of management of the Company and the Acquired Business, based on our experience in comparable transactions sold in comparable markets.

     This letter shall be treated as confidential and is being provided to the Company solely in connection with the Company's proposed acquisition of the Acquired Business and may not be used, circulated, quoted or otherwise referred to in any document, except with DLJ's prior written consent. Notwithstanding the foregoing, this letter may be shown to the Seller provided that the Seller agrees to treat the letter as confidential. Please note that this letter is not commitment to purchase or place the Securities or any other securities of the Company.

     We look forward to working with you toward the successful completion of the proposed financing.


                                             Sincerely,





                                             Thomas M. Benninger
                                             Managing Director

                                EXHIBIT 8(b)
                                ------------

PII Third, Inc.                                                   (date)
2507 Post Road                                               ------------------
2nd Floor
Southport, CT 06490-1259

Ladies and Gentlemen:

      By this letter Rugby USA, Inc. (the "Seller") acknowledges receipt from PII Third, Inc. (the "Buyer") of copies of the Updated Finance Letter and certain memoranda as delivered to the Seller pursuant to Section 8 of that certain Stock Purchase Agreement, dated as of July 17, 1998, by and between the Seller and the Buyer. The Seller confirms that it is satisfied with the aforesaid copies and, therefore, that the conditions set forth in Section 8 of the Stock Purchase Agreement have been met.

                                            Very truly yours,

                                            RUGBY USA, INC.

                                            By:_______________________________

                                            Its:______________________________


cc:  The Rugby Group plc
     Baker & McKenzie
     Brobeck, Phleger & Harrison LLP

                                 EXHIBIT 10(j)

    TERMS AND CONDITIONS OF NON-COMPETITION AGREEMENT (THE RUGBY GROUP PLC)

          (i)  For a period of five (5) years after the Closing (the "Restricted
                                                                     ----------
Period"), Rugby shall not, and shall cause its Affiliates not to, engage,
------ -
directly or indirectly, in any business anywhere in the world that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Business or the Company as of the Closing Date or, without the prior written consent of the Buyer, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with the Buyer, the Business or the Company in manufacturing, producing or supplying products or services of the kind manufactured, produced or supplied by the Business or the Company as of the Closing Date; provided, however, that, for
                                                --------  -------
the purposes of this Agreement, ownership of securities having no more than five percent (5%) of the outstanding voting power of any competitor which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this Agreement so long as the Person owning such securities has no other connection or relationship with such competitor; and further provided, however, that RBP's distribution of
                                  --------  -------
the Company's products pursuant to the distribution agreements in the forms of
Exhibit 2(d)(iv) shall not be deemed to be a violation of this Agreement.

          (ii) As a separate and independent covenant, Rugby agrees with the Buyer that, for a period of two (2) years following the Closing, it will not, and shall cause its Affiliates not to, in any way, directly or indirectly, for the purpose of conducting or engaging in any business that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Business, or the Company as of the Closing, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of the Business or the Company with whom the Business or the Company or the Seller had any dealings during the period of time in which the Company was an Affiliate of the Seller, or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Business or the Company or any Subsidiary; provided, however, that RBP's distribution of the Company's products pursuant to
--------  -------
the distribution agreements in the forms of Exhibit 2(d)(iv) shall not be deemed to be a violation of this Agreement; or interfere with or attempt to interfere with any officers, employees, representatives or agents of the Business or the Company or any Subsidiary, or induce or attempt to induce any of them to leave the employ of the Company or any Subsidiary or violate the terms of their contracts, or any employment arrangements, with the Company or any Subsidiary.

          (iii) The Restricted Period shall be extended by the length of any period during which Rugby is in breach of the terms of this Agreement. Rugby acknowledges that this Agreement constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by the Buyer. Rugby has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 14(a) are reasonable and proper.

                                                                 EXHIBITS 10 (K)

                       FORM OF NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this "Agreement") is made as of July 17, 1998 ("Execution Date"), by and between PIONEER PLASTICS CORPORATION, a Delaware corporation (the "Company"), and [None] an individual currently employed by the Company ("Executive").

The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

"Business" means the high pressure decorative laminating business (including the manufacture, distribution, marketing and sale of related products).

"Person" means any individual, partnership, limited liability company, corporation, association, joint stock company, estate, trust, joint venture, organization, labor union or other entity or governmental body.

2. ACKNOWLEDGEMENTS BY EXECUTIVE

Executive acknowledges that:

     (a) Executive has occupied a position of trust and confidence with the Company prior to the date hereof and has become familiar with the following, any and all of which constitute confidential information of the Company (collectively, the "Confidential Information"):

          (i) any and all trade secrets concerning the Business of the Company, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and data-base technologies, systems, structures and architectures (and related processes), formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, of the Company related to the Business and any other information, however documented, of the Company that is a Business-related trade secret within the meaning of the Maine Uniform Trade Secrets Act ME. REV. STAT. ANN. tit. 10, (S) 1541 et. seq;

          (ii) any and all information, knowledge or data concerning the Business of the Company (which includes without limitation historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, and personnel training and techniques and materials), however documented;

          (iii) any and all information, knowledge or data concerning costs, purchasing, profits, markets, sales, organization structures, surveys, client research, site analysis, proposal preparation and presentation, site planning visits, contracting, client meetings, client account records, sales records, training and servicing materials, programs and techniques, Company manuals and policies, computer programs, software and disks, financial statements and projections, business plans, budgets, supplier lists, contracts, compensation schedules and pricing information; and

          (iv) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing;

     (b) Executive has acquired (i) an in depth knowledge of the Business and
(ii) extensive customer contacts in the Business as a result of his employment with the Company;

     (c) the Business of the Company is national in scope;

     (d) the products and services of the Business are marketed throughout North America;

     (e) the Company competes with other high pressure decorative laminating businesses that are or could be located in any part of North America;

     (f) the Company has required that Executive make the covenants set forth in Sections 3 and 4 of this Agreement as a condition to the Company's payment to the Executive of compensation under Section 5 of this Agreement;

     (g) the provisions of Sections 3 and 4 of this Agreement are reasonable and necessary to protect and preserve the Business of the Company;

     (h) the Business of the Company would be irreparably damaged if Executive were to breach the covenants set forth in Sections 3 and 4 of this Agreement; and

     (i) Executive does not have any ownership interest in the Company.

3. CONFIDENTIAL INFORMATION

     Executive acknowledges and agrees that all Confidential Information known or obtained by Executive, whether before or after the Execution Date is the property of the Company. Therefore, Executive agrees that he will not, at any time during the "Restricted Period" (as defined below), directly or indirectly disclose to any unauthorized Person or use for his own purposes or those of any other Person any Confidential Information.

4.  NON-COMPETITION

     (a) For a period of three (3) years after the Execution Date (the "Restricted Period"), Executive shall not engage, directly or indirectly, in any business anywhere in North America that manufactures, produces, distributes or supplies products or services of the kind manufactured, produced or supplied by the Business of the Company as of the Execution Date or, without the prior written consent of the Company, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with the Business of the Company in manufacturing, producing, distributing or supplying the same or substantially similar products or services of the kind manufactured, produced, distributed or supplied by the Business of the Company as of the Execution Date; provided, however, that, for the purposes of this Agreement,
                --------  -------
ownership of securities having no more than five percent (5%) of the outstanding voting power of any competitor to the Business of the Company which is listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this Agreement so long as Executive has no other connection or relationship with such competitor.

     (b) In the event of a breach by Executive of Subsection 4(a) of this Agreement, the term of such covenant will be extended by the longer of (i) the period of the duration of such breach or (ii) the remaining Restricted Period determined as of the date of such breach beginning from the date of a court order enforcing this Agreement.

     (c) Executive will not, for the three (3) year period after the Execution Date, disparage the Company or any of its shareholders, directors, officers, employees or agents.

     (d) Executive will, for a period of three (3) years after the Execution Date, within ten (10) days after accepting any employment, advise the Company of the identity of any employer of Executive. The Company may serve notice upon each such employer that Executive is bound by this Agreement and furnish each such employer with a copy of this Agreement or relevant portions thereof.

     (e) Executive will not for a period of three (3) years immediately following the Execution Date, howsoever arising, either on his own account or in conjunction with or on behalf of any other Person directly or indirectly induce, solicit or entice any person who is a key employee of the Company to leave such employment. As used in this subsection, "key employee of the Company" shall mean any (1) executive; (2) managerial employee; or (3) any other employee who has a written employment agreement with the Company.

     (f) Executive agrees that the provisions of this Section 4 are necessary and reasonable to protect the Company in the conduct of its Business. If any restriction contained in this Section 4 shall be deemed to be invalid or unenforceable by reason of the extent, duration or geographic scope thereof, then the extent, duration and geographic scope of such restriction shall be deemed to be reduced to the fullest extent, duration and geographic scope permitted by law and enforceable.

5. COMPENSATION

As additional consideration for the covenants in Section 4 of this Agreement, the Company will pay Executive the sum of [Salary] (the "Compensation") payable with the execution of this Agreement.

6. REMEDIES

If Executive breaches the covenants in any material respect set forth in Sections 3 or 4 of the Agreement ("Breach"), the Company will be entitled to the following remedies:

     (a) if Breach occurs before the first anniversary of the Execution Date, Executive shall immediately pay to the Company an amount equal to all of the Compensation paid to Executive;

     (b) if Breach occurs after the first anniversary of the Execution Date but on or before the second anniversary of the Execution Date, Executive immediately shall pay to the Company an amount equal to fifty percent (50%) of the Compensation paid to Executive;

     (c) if Breach occurs after the second anniversary of the Execution Date, the Executive shall immediately pay to the Company an amount equal to twenty-five percent (25%) of the Compensation paid to Executive; and

     (d) in addition to its right to damages and any other rights it may have, the Company may obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 3 and 4 of this Agreement, it being agreed that money damages alone would be inadequate to compensate the Company and would be an inadequate remedy for such breach. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

7.  MISCELLANEOUS

     (a) All notices, consents, requests, claims, demands, instructions or other communications to be given hereunder by either party shall be in writing. All such notices, consents, requests, claims, demands, instructions or other communications may be given personally, by registered or certified mail

(with proof of receipt, postage and expenses prepaid, return receipt requested), express package service or telefax. All such notices shall be deemed to be received as follows:

          (i) if delivered personally, when received; (ii) if mailed, three (3) days after being mailed; (iii) if sent by express package service, when signed for; and (iv) if sent by facsimile, when the telefax has been transmitted over the telephone lines, as evidenced by a telefax confirmation report generated by the transmitting machine. Notices shall be addressed as follows:

          (i)  if to the Company, to:

          Pioneer Plastics Corporation
          P.O. Box 1014
          Auburn, ME 04211-1014

          (ii)  if to Executive, to:

          [Address]

or such other addresses as the parties may have furnished to each other pursuant to the provisions of this Section 7.

     (b) This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Executive may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Company. The Company may assign this Agreement and any of its rights, interests, or obligations hereunder without the prior written approval of the Executive.

     (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

     (d) This Agreement shall be governed by and construed in accordance with the laws of the State of Maine without giving effect to any choice or conflict of law provision or rule (whether of the State of Maine or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maine.

     (e) Whenever possible, each provision of this Agreement shall be interpreted in such manner as to make such provision valid and enforceable under law or as modified by any court order. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (f) Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement.

     (g) No breach of any provision hereof may be waived unless in writing. No waiver by either party of any default or breach of covenant hereunder or any provision hereof, whether intentional or not, shall be deemed to extend to any prior or subsequent default or breach of covenant hereunder or any provision hereof or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (h) This Agreement may be amended only by a written agreement executed by the parties.

     (i) This Agreement, embodies the entire Understanding of the parties and supersedes any prior written or oral understandings, agreements or representations by or between the parties to the extent that they relate to the subject matter hereof, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to by reference herein or executed concurrently herewith.

     (j) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal or state court in Maine in the event any dispute arises out of any of the provisions of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to any of the provisions to this Agreement in any court other than a Federal or state court sitting in Maine, and (iv) agrees to accept service of process via certified mail at its or his last known address.

     (k) Notwithstanding anything herein to the contrary, in the event that the closing of a sale of all or substantially all of the Company's assets or common stock has not occurred on or prior to November 30, 1998 (or such later closing date as the parties to such sale may mutually agree), this Agreement shall be null and void.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first written above.

PIONEER PLASTICS CORPORATION

By:_________________________

Its:________________________

EXECUTIVE



____________________________